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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2004

Rockwood Specialties Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (Jurisdiction of Incorporation)	333-109686 (Commission File Number)	52-2277390 (IRS Employer Identification Number)

100 Overlook Center
Princeton, New Jersey 08540
(Address of registrant's principal executive office)

(609) 514-0300
(Registrant's telephone number)

ITEM 2.01    COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

        This Form 8-K/A is being filed to amend the Form 8-K filed on August 4, 2004 to include the combined financial statements of the four businesses of Dynamit Nobel acquired from mg technologies ag on July 31, 2004 and the pro forma financial information giving effect to the acquisition and the related financings.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

        (a)    Financial statements of businesses acquired.

        The following audited financial statements of Dynamit Nobel as of and for the years ended September 30, 2001 and 2002, the three months ended December 31, 2002 and the year ended December 31, 2003 are set forth herein beginning on page 3 of this report:

          Independent Auditors' Report

          Combined Income Statements for the years ended September 30, 2001 and 2002, the three months ended December 31, 2002 and the year ended December 31, 2003

          Combined Balance Sheets as of September 30, 2001 and 2002 and December 31, 2002 and 2003

          Combined Statements of Cash Flows for the years ended September 30, 2001 and 2002, the three months ended December 31, 2002 and the year ended December 31, 2003

          Combined Statements of Changes in Investment by mg for the years ended September 30, 2001 and 2002, the three months ended December 31, 2002 and the year ended December 31, 2003

          Notes to Combined Financial Statements

        The following unaudited financial statements of Dynamit Nobel as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 are filed as Exhibit 99.2 to this report:

          Condensed Combined Income Statements for the six months ended June 30, 2003 and 2004 (unaudited)

          Condensed Combined Balance Sheet as of June 30, 2004 (unaudited)

          Condensed Combined Statements of Cash Flows for the six months ended June 30, 2003 and 2004 (unaudited)

          Notes to Condensed Combined Financial Statements

(b)   Pro forma financial information.

        The following unaudited pro forma financial information as of June 30, 2004 and for the six months ended June 30, 2004 and the year ended December 31, 2003 is set forth herein beginning on page 57 of this report:

          Pro Forma Condensed Combined Balance Sheet as of June 30, 2004 (unaudited)

          Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

          Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2004 (unaudited)

          Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2003 (unaudited)

          Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

Independent Auditor's Report

To the Board of Directors of
Dynamit Nobel AG:

We have audited the accompanying combined balance sheets of Dynamit Nobel as of December 31, 2003 and 2002, and September 30, 2002 and 2001, and the related combined statements of income, changes of investment by mg technologies ag and cash flows for the year ending December 31, 2003, the three months ending December 31, 2002 and each of the twelve months periods ending September 30, 2002 and September 30, 2001. These combined financial statements are the responsibility of Dynamit Nobel's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Dynamit Nobel as of December 31, 2003 and 2002, and September 30, 2002 and 2001 and the results of their operations and cash flows for the year ending December 31, 2003, the three months ending December 31, 2002, and each of the twelve months periods ending September 30, 2002 and September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

As described in Notes B and E 10 to the combined financial statements, Dynamit Nobel adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" on October 1, 2001. As described in Note B to the combined financial statements, Dynamit Nobel adopted the provisions of FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities—an Interpretation of Accounting Research Bulletin No. 51" as of December 31, 2003.

Frankfurt am Main, Germany
August 16, 2004

KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft

DYNAMIT NOBEL

COMBINED INCOME STATEMENTS

($ '000)	Notes E)	January 1- December 31, 2003	October 1- December 31, 2002	October 1, 2001- September 30, 2002	October 1, 2000- September 30, 2001
Net sales		1,595,910	336,889	1,421,948	1,446,504
Cost of sales		-1,060,060	-219,274	-914,757	-949,458

Gross profit		535,850	117,615	507,191	497,046

Selling, general and administrative expenses		-321,770	-75,854	-286,349	-305,674
Research and development costs		-32,356	-7,330	-29,397	-27,707
Other operating income		30,221	8,019	31,679	77,476
Other operating expenses		-26,373	-9,421	-16,860	-11,037
Amortization of Goodwill					-19,545

Operating income		185,572	33,029	206,264	210,559

Income from investments		2,938	2,149	3,872	4,897
Interest expense, net and other financial expense	2	-25,163	-6,858	-22,797	-24,152

Earnings from continuing operations before income taxes, minority interests and cumulative effect of change in accounting principles		163,347	28,320	187,339	191,304

Income taxes	3	-61,725	-11,882	-80,479	-94,187
Minority interests		-315	106	773	0

Earnings from continuing operations before cumulative effect of change in accounting principles		101,307	16,544	107,633	97,117

Income from discontinued operations		1,393	232	2,628	1,346
thereof earning from operations		-2,240	380	4,265	2,854
thereof gains on disposal		6,427	0	0	0
thereof income taxes		-2,794	-148	-1,637	-1,508

Earnings before cumulative effect of change in accounting principles		102,700	16,776	110,261	98,463

Cumulative effects of change in accounting principles, net of income taxes of $1,180		-1,793	0	0	0

Net income		100,907	16,776	110,261	98,463

The accompanying notes are an integral part of these financial statements.

DYNAMIT NOBEL

COMBINED BALANCE SHEETS

Assets ($ '000)	Notes	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Cash and cash equivalents	4	7,832	7,007	9,503	10,718
Trade receivables	5	200,369	158,625	178,091	160,713
Receivables from related parties	6	72,631	29,053	28,936	9,316
Other assets and accounts receivable		45,060	68,600	59,731	50,418
Inventories	7	276,349	247,632	211,429	229,165
Prepaid expenses		4,931	7,120	3,885	4,348
Deferred taxes	3	34,990	25,917	34,283	11,166

Current assets		642,162	543,954	525,858	475,844

Investments		42,540	33,615	31,376	17,431
Property, plant and equipment	8	918,195	766,179	723,912	663,283
Goodwill	10	405,247	380,358	377,314	378,507
Other intangible assets	9	19,947	19,892	19,235	12,353
Receivables from related parties	6	0	7,651	14,292	19,842
Other assets		3,482	17,157	12,721	12,494
Prepaid expenses		2,646	3,026	2,955	3,631
Deferred tax assets	3	397,407	372,888	24,813	13,298
Non-current assets		1,789,464	1,600,766	1,206,618	1,120,839

Total assets		2,431,626	2,144,720	1,732,476	1,596,684

The accompanying notes are an integral part of these financial statements.

DYNAMIT NOBEL

COMBINED BALANCE SHEETS

Total liabilities and investment by mg ($ '000)	Notes	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Short-term debt including current portion of long-term debt	11	183,431	129,586	108,097	123,605
Trade payables		165,795	138,754	126,698	117,403
Liabilities to related parties	6	220,150	180,844	278,725	136,747
Accruals and Provisions	13	123,120	98,708	98,224	115,607
Other current liabilities		50,656	48,680	50,550	46,686
Deferred tax liabilities	3	2,642	3,578	3,116	3,658

Current liabilities		745,794	600,150	665,410	543,706

Long-term debt	11	231,627	201,594	94,114	137,905
Liabilities to related parties	6	31,575	34,958	32,868	38,045
Provisions for pensions and similar obligations	12	275,829	220,809	207,650	185,598
Other provisions	13	42,480	28,648	38,706	39,811
Other liabilities		12,349	14,392	16,597	12,865
Deferred tax liabilities	3	55,261	77,581	74,144	38,036

Non-current liabilities		649,121	577,982	464,079	452,260

Minorities	14	3	298	385	910

Investment by mg		1,036,708	966,290	602,602	599,807

Total liabilities and investment by mg		2,431,626	2,144,720	1,732,476	1,596,684

The accompanying notes are an integral part of these financial statements.

DYNAMIT NOBEL

COMBINED STATEMENTS OF CASH FLOWS

($ '000)	January 1 - December 31, 2003	October 1 - December 31, 2002	October 1, 2001 - September 30, 2002	October 1, 2000 - September 30, 2001
Net income	100,907	16,776	110,261	98,463
Adjustment of net income from discontinued operations	-1,393	-232	-2,628	-1,346
Depreciation and amortization	94,629	21,129	83,140	103,315
Change in provisions for pensions	5,938	408	9,188	3,667
Change in other provisions	11,086	-17,419	-22,275	-42,135
Gains on disposal of non-current assets	-2,580	-1,889	-12,697	-49,639
Change in inventories	22,542	-25,686	-1,040	-5,742
Change in trade receivables	-9,203	30,796	-26,439	47,889
Change in trade payables	-198	1,463	13,843	-2,284
Change in deferred tax assets and liabilities	8,223	13,428	149	7,767
Change in derivatives	-859	438	1,481	1,352
Change in other assets and liabilities	37,973	2,922	-10,909	-33,342

Net cash provided by operating activities	267,065	42,134	142,074	127,965

Proceeds from disposal of fixed assets	3,690	2,713	14,810	5,573
Purchases of property, plant and equipment and intangible assets	-121,978	-26,344	-111,990	-125,068
Purchases of investments and long-term financial assets	-1,996	-161	-12,214	-1,231
Purchases of securities	-626	-17	-15	-16
Payments for acquisition of businesses, net of cash acquired	0	0	0	-29,766
Proceeds from disposal of businesses	18,198	0	46,942	90,241

Net cash used for investing activities	-102,712	-23,809	-62,467	-60,267

Dividends paid to MG North America Holdings Inc.	0	0	-3,842	-1,298
Principal payments on capital leases liabilities	-6,092	-654	-3,072	-1,373
Net increase (decrease) in other debt	-4,640	100,683	-66,670	-42,327
Net financing provided by mg	-186,111	-130,965	-22,341	-37,258

Net cash provided by (used for) financing acitivities	-196,843	-30,936	-95,925	-82,256

Exchange-rate-related changes in cash and cash equivalents	33,315	10,237	15,068	8,303

Change in unrestricted cash and cash equivalents	825	-2,374	-1,250	-6,255

Unrestricted cash and cash equivalents at beginning of year	7,007	9,381	10,631	16,886

Unrestricted cash and cash equivalents at end of year	7,832	7,007	9,381	10,631

Restricted cash and cash equivalents	0	0	122	87

Cash and cash equivalents with term greater than three months as reported on the balance sheet	7,832	7,007	9,503	10,718

1)
less advance payments received

The accompanying notes are an integral part of these financial statements

DYNAMIT NOBEL

COMBINED STATEMENTS OF CHANGES IN INVESTMENT BY MG TECHNOLOGIES AG

		Accumulated Other Comprehensive Income/Loss
($ '000)	Investment by mg	Cumulative translation adjustment	Minimum pension liability	Hedge Accounting	Available for sale securities	Investment by mg
Balance at October 1, 2000	842,535	-231,283	-1,849	0	-7	609,396

Net Income	98,463					98,463
Other Comprehensive Income		10,832	-8,055	-2,031	10	756

Comprehensive Income	98,463	10,832	-8,055	-2,031	10	99,219

Net distributions to mg	-108,809					-108,809

Balance at September 30, 2001	832,189	-220,451	-9,904	-2,031	3	599,806

Net Income	110,261					110,261
Other Comprehensive Income		12,595	-3,802	-2,760	-2	6,031

Comprehensive Income	110,261	12,595	-3,802	-2,760	-2	116,292

Net distributions to mg	-113,495					-113,495

Balance at September 30, 2002	828,955	-207,857	-13,706	-4,791	1	602,603

Net Income	16,776					16,776
Other Comprehensive Income		36,492	451	-138	-7	36,798

Comprehensive Income	16,776	36,492	451	-138	-7	53,574

Net investment by mg	310,113					310,113

Balance at December 31, 2002	1,155,844	-171,364	-13,255	-4,929	-6	966,290

Net Income	100,907					100,907
Other Comprehensive Income		117,374	-3,288	2,361	-15	116,432

Comprehensive Income	100,907	117,374	-3,288	2,361	-15	217,339

Net distributions to mg	-146,921					-146,921

Balance at December 31, 2003	1,109,830	-53,990	-16,543	-2,568	-21	1,036,708

The accompanying notes are an integral part of these financial statements

DYNAMIT NOBEL

NOTES TO COMBINED FINANCIAL STATEMENTS

($ '000)

A)    Description of Business and Basis of Presentation

        Description of Business:    The Dynamit Nobel Group (Dynamit Nobel) specializes in advanced technologies in the fields of chemicals and materials engineering. This internationally active industrial group supplies innovative specialty products to niche markets in several sectors such as the life science, chemical, automotive and construction industries. Its business activities are subdivided into its four business units: Custom Synthesis, Advanced Ceramics, Specialty Chemicals, and Pigment Chemicals.

        The product spectrum of the Custom Synthesis business unit ranges from individual synthesis for customers in the life science industry to complex specialty chemicals. In the pharmaceutical sector, its custom synthesis includes preliminary products and active compounds for the treatment of carcinomas, allergies, high blood pressure, and depression. Its customers are based in North America, Europe, and Japan.

        The Advanced Ceramics business unit operates in the fields of functional and structural ceramics. Functional ceramics includes substrates, resistor supports, piezoceramics, and electrical components. Structural ceramics encompasses wearing parts for mechanical and plant engineering, high-quality cutting tools, and bioceramics for medical equipment, such as artificial hip joints.

        The Specialty Chemicals business unit operates worldwide in the fields of surface technology, polymer chemistry, and lithium chemistry. The unit principally supplies customized products and develops the processes needed to manufacture them. Its customers come from the metalworking, pharmaceutical, electronics, ceramics, glass, automotive, and aerospace industries.

        The Pigment Chemicals business produces white pigments, fillers, and water-based chemicals and has a worldwide customer base. These products are mainly used in synthetic fibers, varnishes, paints, cosmetics, medicines, plastics, and paper. This business unit also produces chemicals for chromatography and catalysis as well as additives for the cement and metallurgical industries.

        Basis of presentation:    The preparation of these Dynamit Nobel combined financial statements is due to the sale of Dynamit Nobel to companies affiliated with Rockwood Specialties Group Inc. (Rockwood), Delaware, U.S.A., under the Sale and Purchase Agreement of April 19, 2004. Dynamit Nobel is part of the mg technologies ag Group, Frankfurt am Main (mg or mg Group). The Dynamit Nobel segment included in mg's consolidated financial statements is not identical to these combined financial statements of Dynamit Nobel since in addition to the companies included herein, the Dynamit Nobel segment includes the Plastics business unit, the Industrial Ignition Systems business, and the Defense Technology business. Rockwood has not acquired these activities.

        These combined financial statements of Dynamit Nobel include only the assets, liabilities and transactions of the activities that Rockwood has acquired. These include the assets and liabilities of:

  •
  Dynamit Nobel AG and its direct and indirect subsidiaries,

  •
  the acquired North American companies, which were held by mg through MG North America Holdings Inc., Delaware, U.S.A., and

  •
  whose beneficial ownership had been transferred to mg for tax purposes (for further information see Note 3, "Income Taxes").

        These combined financial statements of Dynamit Nobel constitute a carve out from mg's consolidated financial statements and as such the excess of assets over liabilities is reflected as mg's investment in Dynamit Nobel.

        The combined financial statements of Dynamit Nobel for the fiscal years October 1, 2000 through September 30, 2001 (fiscal year 2000/2001); October 1, 2001 through September 30, 2002 (fiscal year 2001/2002); the three months period October 1, 2002 through December 31, 2002 (stub period 2002 or SFY 2002), and the year January 1 through December 31, 2003 (year 2003) have been prepared in accordance with United States Generally Accepted Accounting Principles (U.S. GAAP). All amounts are presented in thousands of US dollars ($ '000).

        Relationship between the Dynamit Nobel Group and mg:    The combined financial statements of Dynamit Nobel include expenses that have been incurred by mg on behalf of Dynamit Nobel. These expenses include remuneration paid to the chief executive officer of Dynamit Nobel AG for 2003, who continued to serve on the Executive Board of mg technologies ag during this period. The full cost of this remuneration was borne by mg technologies ag and based in proportion of hours worked, half of this cost has been allocated to Dynamit Nobel and is reflected in these combined financial statements. Compensation incurred by mg to an additional Executive Board member of Dynamit Nobel AG has also been reflected. Unless described elsewhere in these combined financial statements, additional services have not been rendered by mg to Dynamit Nobel without consideration by Dynamit Nobel.

        Dynamit Nobel participates in mg's centralized financial and cash management system and in its Group-wide cash-pooling system under which surplus cash is transferred to the cash pool. Cash required for funding purposes is withdrawn from the cash pool subject to certain limitations. The balance due by Dynamit Nobel under the profit-and-loss transfer agreement with mg (see Note 3) "Income Taxes") and certain other items are combined with the cash pool balance in one current account with mg. The account balance amounted to US$187,816 at December 31, 2003 (December 31, 2002: US$90,421; September 30, 2002: US$158,654; September 30, 2001: US$47,011) and are included in liabilities to mg on the balance sheet. Until March 1, 2002, interest of 2.0% was paid on all balances due by mg and 6.0% was charged for balances due to mg. Subsequent to March 1, 2002, the interest rates paid have been the interbank rate and 1-month Euribor, respectively, plus a margin of 0.7% or 1.0%. However, at December 31, 2003 guarantees issued by mg for the bank loans obtained by Dynamit Nobel amounted to US$12,251 (SFY 2002: US$10,172; 2001/02: US$0; 2000/01: US$0).

        Until mid-2003, Dynamit Nobel also issued standby letters of credit and executed derivatives transactions by itself. Since then, mg has performed these functions on a centralized basis. Dynamit Nobel seconded an employee to mg to perform these services.

        Dynamit Nobel is integrated in the tax sharing agreements of mg. For the purposes of these combined financial statements, however, Dynamit Nobel has been presented as if the combined entities were a separate taxable entity. As a result, income taxes have been estimated. For further information see Note 3, "Income Taxes".

        Despite the adjustments made, these combined financial statements do not present the net assets, financial position, results of operations and cash flows of Dynamit Nobel as if it had existed independently of mg. Consequently, the combined financial statements are not indicative of Dynamit Nobel's future development.

        Purchase accounting adjustments including the recognition of goodwill arising from mg's acquisition of Dynamit Nobel are reflected in the combined financial statements of Dynamit Nobel (push-down accounting). These adjustments are accounted for at the reporting unit level.

B)    Summary of Significant Accounting Policies

        Principles of combination:    These combined financial statements include the assets and liabilities and transactions of the combined Dynamit Nobel entities as defined in the Basis of Presentation. In addition, certain variable-interest entities for which Dynamit Nobel is considered to be the primary beneficiary are also included.

        The assets, liabilities, and transactions of entities whose individual and aggregated influence are not material to the fair presentation of Dynamit Nobel's net assets, financial position and results of operations and cash flows have not been included. They are carried on the cost method and are included in "Investments" on the balance sheet. In aggregate, these entities, which were controlled by Dynamit Nobel during the periods covered by the combined financial statements, represent less than 2.0% of the total assets and less than 2.0% of net sales and net income of Dynamit Nobel.

        Dynamit Nobel's investment in Guangzhou Huali Sachtleben Chemicals Company Ltd. is accounted for using the equity method of accounting in all the periods presented due to Dynamit Nobel's ability to exert significant influence. The equity method of accounting has also been applied to its investment in ChemStore GmbH, which was established in 2003.

        Currency translation:    Foreign-currency transactions included in these combined financial statements are translated at the exchange rate prevailing at the time of the transaction. Foreign-currency items are adjusted to the exchange rate prevailing at each balance sheet date. The resulting translation adjustments are reported as "Other operating income" or "Other operating expenses". Consequently, in 2003 income of US$11,324 (SFY 2002: US$3,802; 2001/2002: US$4,957; 2000/2001: US$4,113) and expenses of US$11,298 (SFY 2002: US$7,615; 2001/2002: US$7,226; 2000/2001: US$4,831) were recognized. Adjustments arising from the translation of nonderivative instruments hedging a net investment in a foreign entity are included in "Accumulated other comprehensive income/loss". In 2003, the amount included in accumulated other comprehensive income was US$—13,644 (SFY 2002: US$—2,783; 2001/2002: US$—4,704; 2000/2001: US$—684).

        Assets and liabilities of foreign entities where the functional currency is not the US dollar are translated into the reporting currency (US dollar) at year-end exchange rates and income and expenses are translated at the average exchange rates during the period for the respective years. The resulting translation gains and losses are reported as "Accumulated other comprehensive income/loss".

        Revenue recognition:    Revenue is generated primarily from the sale of products and is recognized once title to the products has passed to the customer, provided the consideration has been contractually agreed or can be determined and collectibility is reasonably assured. If formal customer acceptance is required, revenue is not recognized until it has been obtained. Revenue under service agreements is realized when the service is performed. Customer incentives, discounts, rebates and other allowances reduce the amount of revenue recognized. Freight and shipping costs borne by Dynamit Nobel do not reduce the revenue recognized but are reported as selling expenses. If these costs are passed on to the customer, they are included as part of revenue. In 2003, freight and shipping costs, including custom duties, borne by the seller amounted to US$50,452 (SFY 2002: US$10,745; 2001/2002: US$44,415; 2000/2001: US$46,836).

        Product Warranties:    Expected product warranty costs are provided and included in the cost of sales at the time the related revenue is recognized. The amount of the provision or accrued liability is calculated either individually or as a lump sum amount based on past experience. In the case of new products, these estimates include product-specific information obtained during the development and production stages. Rights of recourse to suppliers reduce the provision if it is likely that the amount can be recovered from the supplier.

        Research and development:    Research and development costs are expensed as incurred.

        Advertising:    Advertising and sales-promotion costs are expensed as incurred and reported as selling expenses. The selling and administrative expenses reported in 2003 include advertising costs of US$4,207 (SFY 2002: US$1,132; 2001/2002: US$4,508; 2000/2001: US$6,579).

        Cash and cash equivalents:    Cash comprises readily available funds such as checks, cash on hand and bank deposits. Cash equivalents cover all liquid assets with an original term to maturity of no more than three months.

        Trade accounts receivable:    Accounts receivable are stated at nominal value less discounts and valuation allowances.

        Valuation allowances for doubtful accounts receivable are determined on the basis of systematic and regular assessments. If the recoverability of these receivables is monitored in the form of aggregated portfolios, the assessment is primarily based on past collection experience adjusted to the prevailing economic situation. Accounts receivable from large corporate customers are individually monitored and assessed. As soon as receivables are expected to be unrecoverable, they are written off against the valuation allowance.

        Inventories:    Inventories are valued at the lower of cost or market. Cost is computed on average cost or the first-in, first-out method. Manufacturing costs include direct costs and applicable manufacturing overheads as well as depreciation charges and production-related administrative costs. General administrative expenses are not included in inventory.

        Investments:    Marketable securities are carried at fair value with changes in fair value after initial purchase being recognized as a separate component of comprehensive income, net of applicable income taxes. If the fair value is below cost and the decline in fair value is determined to be other than temporary, the impairment write down results in a permanent reduction of the cost basis. The measurement of this write down is based on all available information such as market conditions, asset-specific aspects, and the duration and extent of the asset impairment.

        Property, plant and equipment:    Property, plant and equipment is recognized at cost, less accumulated depreciation. Costs of internally produced plant and equipment include all direct costs and applicable overheads and depreciation charges and qualifying capitalized interest during the construction period. In 2003, interest of US$593 (SFY 2002: US$140; 2001/2002: US$1,339; 2000/2001: US$1,120) was capitalized.

        Maintenance and repair costs are treated as an expense unless the expenditure leads to a sustainable increase in the asset's potential benefit, in which case it is capitalized.

        The following depreciation methods and estimated useful lives are used:

	Method of Depreciation	Useful Life
Buildings and fixtures	Straight-line	5 to 50
Plant and equipment, other equipment	Straight-line	3 to 30
Office furniture and equipment	Straight-line	3 to 25

        Property, plant and equipment includes mining rights for the extraction of a raw material used to produce lithium carbonate. These rights are amortized using the depletion method based on the estimated deposits of minerals relating to the rights. The useful economic life estimated on this basis is 57 years with a remaining estimated useful life of 52 years.

        Goodwill:    As a result of the adoption of SFAS 142 ("Goodwill and Other Intangible Assets") at the beginning of fiscal 2001/2002 (October 1, 2001), goodwill is no longer amortized over its useful life; but instead tested for impairment. Prior to the adoption of SFAS 142, goodwill was amortized on a straight-line basis over its estimated useful life, usually 25 years. Goodwill is tested for impairment at least once a year at balance date and if significant events or circumstances occur that indicate that its carrying amount may have been impaired. The annual goodwill impairment assessment is performed by applying a two step approach to each of the nine reporting units. The first step involves estimating the fair value of the reporting unit and comparing it to the carrying value of net assets of the reporting unit. If the carrying value of the reporting unit exceeds its fair value, the second step is required to determine the amount of impairment loss, if any. The discounted cash flow method is used to determine the fair value of the reporting units and this requires significant estimates and assumptions to be made by management.

        Intangible assets:    Other intangible assets are shown at their acquisition cost and amortized on a straight-line basis over their estimated useful lives. The estimated useful lives applied are as follows:

Estimated Useful Life (Years)
Patents, licenses, trademarks and similar rights and assets, including licenses for such rights and assets	3 to 10
Software	2 to 10

        Impairment of property, plant and equipment and intangible assets:    The carrying amount of a long-term asset or group of assets is reviewed for recoverability when events or changes in circumstances may indicate that the carrying amount of an asset may not be recoverable. Recoverability is tested by comparing the carrying amount of any asset or group of assets with the sum of the anticipated undiscounted future cash flows attributable to this asset or group of assets. If the carrying value is greater than the anticipated, undiscounted cash flows, the asset or group of assets is written down to fair value.

        Leases: A lease is an agreement that conveys the right to use a certain tangible asset for an agreed period. This definition also applies to agreements in which the right to use the asset is not explicitly stated. Leases under which the lessee bears substantive risks and rewards arising from the use of the leased asset are classified as capital leases. In this case, the leased asset and the corresponding liability are shown on the lessee's balance sheet. Leases under which the lessor bears substantive risks and rewards in connection with the leased asset are classified as operating leases. In this case, the lease installments are expensed as incurred by the lessee.

        Some of the entities included in these combined financial statements have sold and leased back tangible assets. In the case of leaseback agreements, gains on these sales are deferred and recognized over the term of the lease or over their estimated useful life. Gains resulting from leasebacks involving only a minor portion of the useful life of the asset are recognized immediately. In cases where there is neither a minor nor a leaseback involving substantially all of the future use, gains are deferred proportionately and recognized over the term of the lease or over their estimated useful life.

        Derivative instruments:    Derivative instruments are used only for hedging purposes, particularly in order to mitigate the risk of interest rate fluctuations inherent in financing transactions and to hedge against currency risk and price movements. At the time they are entered into, derivative instruments are often designated either as fair value hedges (hedges against fluctuations in the fair value of assets, liabilities, or firm commitments) or as cash flow hedges (hedges for an anticipated transaction or future cash flows in connection with assets and liabilities). According to SFAS 133 ("Accounting for Derivative Instruments and Hedging Activities"), as amended by SFAS 137 ("Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133"), SFAS 138 ("Accounting for Certain Derivative Instruments and Certain Hedging Activities—an Amendment of FASB Statement No. 133"), and SFAS 149 ("Amendment of Statement 133 on Derivative Instruments and Hedging Activities"), all derivative instruments are reported at their fair value as "Accounts receivable" or "Other current liabilities", irrespective of their intended purpose. In the case of derivative instruments designated as fair value hedges, changes in the fair value of the derivative and the underlying transaction are immediately recognized in income. The hedge-effective part of changes in the fair value of financial instruments used as cash flow hedges is initially reported as "Accumulated other comprehensive income/loss". It is only recorded in the income statement when the hedged underlying transaction has been recognized in income. The hedge-ineffective part of the changes in fair value is immediately recognized in income. Derivative instruments that do not qualify for hedge accounting are accounted for at fair value with changes in fair value reported in income.

        Pensions and other postretirement obligations:    Pensions and other postretirement obligations are measured based upon the projected unit credit method in accordance with SFAS 87 and SFAS 106. The amounts reported are based on calculations by actuaries.

        Environmental liabilities:    Provisions are established for environmental liabilities when such losses are probable and can be reasonably estimated. The valuation of such provisions is based either on experts' reports on the rectification of environmental damage or on internal estimates based on past experience. The anticipated costs of environmental liabilities are generally not discounted. However, anticipated payments are discounted when their timing and amounts are known. Once the relevant tests are performed and the necessary clean-up measures are being implemented, the corresponding provisions and accrued liabilities are adjusted to reflect the findings obtained. The amount of the provisions in each case will be influenced by the extent of the environmental damage and by the clean-up measures required by law and the regulatory authorities. Rights of recourse to third parties are only recorded if it is almost certain that they can be enforced.

        Provisions and accrued liabilities:    Provisions for loss contingencies are recorded when an obligation to a third party is probable, and its amount can be reasonably estimated. If the amount of the required provision or accrued liability can only be estimated within a certain range, the most probable amount within the range is reported. When all amounts within the range are of equal probability the lowest amount in the range is reported.

        After the adoption of SFAS 143 on October 1, 2002, liabilities for asset retirement obligations are initially reported at fair value. When a liability is recorded, the costs must be capitalized by increasing the carrying amount of the long-lived assets and depreciated over the estimated useful life. In subsequent years, the liability is subject to changes as a result of the accretion of interest and revisions to estimates.

        In accordance with FIN 45, as of January 1, 2003 provisions and accrued liabilities for certain guarantees covering third-party financial obligations and for guarantees covering changes in the value of underlying instruments have been shown at the fair value of the guarantee at the time the guarantee is issued, irrespective of the likelihood that the obligation will occur.

        Deferred taxes:    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts and respective tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Deferred tax assets are also recognized on net operating loss carry forwards. A valuation allowance is recorded to reduce deferred tax assets when it is more likely than not that a deferred tax asset will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        Stock-based compensation:    mg has established a stock option and employee stock ownership program for its managers and staff. The compensation cost of the options issued under the stock option and employee share ownership program has been recognized in these combined financial statements if this cost is attributable to the managers and staff of the companies included in these combined financial statements. The cost of these options is accounted for at their fair value at the grant date in accordance with SFAS 123 ("Accounting for Stock-Based Compensation") and is recognized over the service period, which is usually the vesting period. The cost of the options is reported under "Selling, general and administrative expenses".

        Estimates:    The preparation of these combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the period. Estimates include assessing the impairment of goodwill, intangibles and other long-lived assets, valuation allowances on deferred income taxes, the collectibility of accounts receivable, the use and recoverability of inventory, product warranty claims and environmental remediation liabilities, among others.

        Additionally, factors that may cause these amounts to differ from projections are deterioration in the global economy, movements in exchange rates and interest rates, significant litigation, and changes in environmental or other statutory regulations. Production errors, the loss of key customers, and changes in funding can also impair Dynamit Nobel's future performance.

        Although such estimates are based on management's best judgment, due to the inherent uncertainties in the estimating process, actual results could differ from these estimates.

        Changes in accounting standards:    SFAS 142 was adopted on October 1, 2001. This standard describes under what conditions intangible assets are capitalized and reported separately from goodwill. SFAS 142 states that goodwill and intangible assets with an indefinite useful life are not amortized. Instead, they are tested for impairment once a year. Intangible assets with a limited useful life are still amortized. These assets are subjected to an impairment test in accordance with SFAS 144 ("Accounting for the Impairment or Disposal of Long-Lived Assets"). Due to the adoption of SFAS 142, goodwill has not been amortized since October 1, 2001. Goodwill amortization expense in fiscal 2000/2001 was US$19,545. Excluding goodwill amortization, a net income of US$118,008 would have been reported. There are no intangible assets with unlimited useful lives.

        SFAS 143 ("Accounting for Asset Retirement Obligations") was adopted as of October 1, 2002. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which the liability is incurred if a reasonable estimate of fair value can be made. At the same time, the fair value of the liability is capitalized by increasing the carrying amount of the long-lived asset. Over the estimated life of the asset, the liability is accreted to its present value and the related capitalized charge is depreciated over the useful life of the asset. Upon adoption, Dynamit Nobel recorded a liability for asset retirement obligations of US$1,079. This obligation was based on estimated anticipated payments of US$2,575, which have been discounted at a rate of 5.5%. The carrying basis of the long-lived asset was increased by US$393. The adoption of this standard gave rise to an expense of US$686—before deferred taxes—in the statement of income. The accretion on the liability is included under the cost of sales.

        SFAS 150 ("Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity") was issued in May 2003. SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. These are reported as a liability and accounted for at their fair value. Stock options and convertible bonds issued as remuneration are exempted. SFAS 150 is applicable to financial instruments issued or modified after May 31, 2003. Dynamit Nobel first adopted this standard for existing financial instruments as of December 31, 2003, although the valuation rules pertaining to certain financial instruments are not applicable until further notice owing to FASB Staff Position No. 150-3 ("Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity").

        FIN 46R ("Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51 (revised)") was issued in December 2003. The primary objective of FIN 46R is to provide guidance on the identification of entities for which control is achieved though means other than through voting rights ("variable-interest entity") and how to determine whether an entity is primary beneficiary and required to consolidate it. Dynamit Nobel adopted FIN 46R as of December 31, 2003. As a result, it included two special purpose leasing entities in its combined financial statements.

        These leasing companies own laboratory facilities and one piece of real estate, which are leased to Dynamit Nobel and are used in the normal course of business. The leasing companies work exclusively for Dynamit Nobel. In the past, the laboratory leased by one of the companies had been accounted as a capital lease. The requirement to consolidate this leasing company had no material accounting impact on Dynamit Nobel's financial statements.

        The adoption of FIN 46R and consolidation of the two lessor entities increased property, plant and equipment and its bank debt by US$2,530 and US$10,166 respectively. In addition deferred income related to previous sale-and-leaseback agreement was reversed upon adoption.

C)    Acquisitions

        On March 1, 2001, all of the common shares in SYLACHIM S.A. (renamed Finorga S.A. on October 1, 2001), a producer and distributor of active ingredients for medicines based in Chasse Sur Rhône, France, were acquired for US$87,984. The purchase price comprised a cash component of US$30,693, the waiver of a debt of US$47,139 owed by the seller, and a contingent purchase price of US$10,152. The contingent purchase price component was deposited in an escrow account and paid in 2003 after a performance target had been achieved. SYLACHIM S.A. has been combined with Dynamit Nobel since March 1, 2001. The excess of the fixed consideration given over the fair value of net assets acquired was recorded as goodwill of US$18,747. The useful economic life was estimated to be 25 years. The contingent purchase price component was paid out in 2003 and resulted in an additional goodwill.

D)    Disposal of Businesses

        Fiscal 2000/2001:    Effective November 30, 2000, Dynamit Nobel sold the electroplating business of the Speciality Chemicals business unit. This generated a gain of US$25,397. The disposal included goodwill of US$1,480.

        In addition, Dynamit Nobel sold five other businesses during fiscal year 2000/01 which are not significant individually or in the aggregate involving several of its business units which resulted in gains of US$20,633 and included the disposition of goodwill of US$477.

        Fiscal 2001/2002:    Effective August 31, 2002, the ammunition business of Dynamit Nobel AG, Troisdorf, Germany, which forms part of the Custom Synthesis business, was sold. This generated a gain of US$10,679. The goodwill included in the disposal price amounts to US$1,760.

        Effective September 30, 2002, the military ignition systems activities of the Custom Synthesis business were sold at a loss of US$3,437.

        Year 2003: A controlling 60.0% interest in a business of the Advanced Ceramics unit was sold effective March 1, 2003. This disposal resulted in a loss of US$1,180.

        Effective June 10, 2003, the Glazing Sealing Compounds business belonging to the Specialty Chemicals business unit were transferred to KÖMMERLING CHEMISCHE FABRIK GmbH,

Pirmasens, Germany, as part of an asset deal. The disposal generated a gain of US$6,427, which forms part of the income from discontinued operations. The assets and liabilities belonging to this business are each reported separately at December 31, 2002 as current assets and liabilities in "Other assets and accounts receivable" (US$13,332) and "Other current liabilities" (US$3,860), respectively. The assets held for sale at December 31, 2002 include goodwill of US$5,408, property, plant and equipment of US$2,364 and inventories of US$5,389, the liabilities consist of trade payables, accrued liabilities and provisions.

        As a general rule, all buyers of these businesses are entitled to indemnification against any environmental damage caused prior to the date of disposal. This indemnity also covered any damage that was not known prior to the date of disposal. Provisions and accrued liabilities of US$7,836 have been recorded at December 31, 2003 to cover for the probable contingent loss from such indemnity.

        The acquisitions and disposals of businesses do not significantly affect the comparability of the combined financial statements.

E)    Notes to the Combined Financial Statements

1)    Transactions with related parties

        The following income and expenses were generated by Dynamit Nobel's transactions with related parties:

$ '000	January 1, to December 31, 2003	October 1, to December 31, 2002	October 1, 2001 to September 30, 2002	October 1, 2000 to September 30, 2001
Sales	23,187	3,581	17,691	8,512
(thereof with mg)	(3,264)	(797)	(4,314)	(5,406)
(thereof with subsidiaries)	(19,923)	(2,784)	(13,377)	(3,106)

Other operating income	16	226	20	1,985
(thereof with mg)	(10)	(3)	(8)	(1,599)
(thereof with subsidiaries)	(6)	(223)	(12)	(386)

Other operating expenses	-367	-18	-239	—
(thereof with mg)	(-359)	(-17)	(-219)	(-)
(thereof with subsidiaries)	(-8)	(-1)	(-20)	(-)

Income from investments in subsidiaries	2,589	2,002	3,248	4,313

Interest and similar income	6,015	996	4,761	13,144
(thereof with mg)	(5,957)	(978)	(4,694)	(13,038)
(thereof with subsidiaries)	(58)	(18)	(67)	(106)

Interest and similar expenses	-9,035	-1,726	-4,171	-34,675
(thereof with mg)	(-8,672)	(-1,631)	(-3,782)	(-34,322)
(thereof with subsidiaries)	(-363)	(-95)	(-389)	(-353)

2)    Interest Expense, Net, and Other Financial Expense

        Interest expense, net, and other financial expense consist of the following:

$ '000	January 1, to December 31, 2003	October 1, to December 31, 2002	October 1, 2001 to September 30, 2002	October 1, 2000 to September 30, 2001
Income from securities and loans included in investments	34	18	21	16
Other interest and similar income	6,807	1,302	5,566	13,144
Other interest and similar expenses	-31,758	-8,119	-28,080	-36,171

Interest expense, net	-24,917	-6,799	-22,493	-23,011

Impairment of securities and long-term financial assets	-246	-59	-304	-1,141

Total	-25,163	-6,858	-22,797	-24,152

3)    Income Taxes

        Income taxes contain the following components:

$ '000	January 1, to December 31, 2003	October 1, to December 31, 2002	October 1, 2001 to September 30, 2002	October 1, 2000 to September 30, 2001
Current taxes on continued operations
German	16,680	-3	53,103	51,302
Foreign	21,541	4,227	22,830	26,732
Deferred taxes on continued operations
German	25,526	5,398	-2,459	14,796
Foreign	-2,022	2,260	7,005	1,357

Total taxes on continued operations	61,725	11,882	80,479	94,187

Taxes on discontinued operations	2,794	148	1,637	1,508

Taxes allocated to other comprehensive income	-242	979	4,405	3,847

Taxes on changes in accounting principles	-1,180	—	—	—

Total taxes	63,097	13,009	86,521	99,542

        With the exception of the explanations given below, the companies included in these financial statements are separate taxable entities:

        Tax group with mg technologies ag:    The main German operations of Dynamit Nobel are included in the combined tax return of mg Group for both corporation income tax and local trade taxes. Under the terms of the profit-and-loss transfer agreement between Dynamit Nobel and mg, the taxable income of Dynamit Nobel entities was transferred to mg technologies ag and subject to taxation at parent level. For purposes of these combined financial statements, income taxes were recognized for the German subsidiaries in the respective fiscal year as if Dynamit Nobel had been a separate taxable entity, excluding the tax-sharing agreement with mg technologies ag.

        Tax-sharing agreement in the U.S.:    Since February 1, 2000, a tax-sharing agreement has existed between the North American subsidiaries and the parent company MG North America Holdings Inc. Under this agreement, the North American subsidiaries are part of a consolidated tax group and are therefore included in the consolidated federal tax return of the parent MG North America Holdings Inc. A large proportion of this tax group is not included in these combined financial statements. In accordance with SFAS 109 ("Accounting for Income Taxes"), the income taxes attributable to the companies included in these combined financial statements were computed as if these companies were standalone taxable entities. According to these calculations, the federal tax net operating loss carryforward at December 31, 2003 amounted to approximately US$61,685 million for these companies. As some of these losses were utilized by offsetting against profits within the group, the losses carried forward at December 31, 2003 would amount to approximately US$27,854 million if these companies were to leave the group. The liabilities owed by Dynamit Nobel's North American subsidiaries to MG North America Holdings Inc. amounted to US$971 at December 31, 2003 (December 31, 2002: US$86; September 30, 2002: US$94; September 30, 2001: US$98).

        Restructuring in Germany:    In the stub-period 2002, mg technologies ag implemented a tax planning strategy to use net operating loss carry-forwards generated by mg entities that are not combined with Dynamit Nobel. The strategy involves the transfer of beneficial ownership of a significant position of Dynamit Nobel's German assets and liabilities to mg technologies ag.

        The transfer of beneficial ownership of these business operations to mg gave rise to taxable capital gains which, under the existing profit and loss transfer agreement, were subject to taxes at mg level. If Dynamit Nobel had been a separate taxable entity these capital gains would have given rise to current tax expense in Germany for the stub period 2002. At the same time, this transfer of beneficial ownership and the resulting capital gain established a higher tax basis of those assets and the potential for future tax deductions through higher depreciation and amortization.

        Deferred taxes are computed on those temporary deductible differences using applicable tax rates which, according to the enacted law at the balance sheet date, will apply on the date on which the temporary differences are likely to be realized. As the tax base resulted from the transaction with mg, the owner of Dynamit Nobel, the resulting deferred tax asset was reported as a deemed contribution from mg.

        The changes to Germany's overall tax rates are outlined below:

        In fiscal 2000/2001 allowing for the effects of the solidarity surcharge, the corporation tax rate in Germany was 42.2%.

        Since fiscal 2001/2002, a uniform corporation tax rate of 25.0% has applied to German corporations. Under Germany's flood victims' solidarity legislation of September 19, 2002, the rate of German corporation tax for 2003 was raised on a one-off basis by 1.5 percentage points to 26.5%.

        At December 31, 2002, German companies therefore computed deferred taxes for 2003 based on the corporation tax rate of 26.5% applicable for this year (a total rate of 28.0% including the solidarity surcharge). German companies' computation of deferred taxes was thus based on the pertinent tax rates of 26.4% and 28.0% and the relevant local trade tax rates of 13.3% and 13.0% respectively. The calculation of German companies' deferred taxes was therefore based on an overall rate of 39.7% and 41.0% respectively. The impact of this tax increase due to the flood victims' solidarity legislation, which was limited to one year, was not of material importance. At December 31, 2003, German companies calculated their deferred taxes based on an overall tax rate of 39.7%.

        The main items of the reconciliation from the anticipated tax expense to the tax expense actually reported are non-deductible expenses, tax-exempt income, foreign tax rate differential, and changes in the valuation allowance on deferred tax assets.

        Deferred tax assets and liabilities are recognized for all temporary differences between the amounts reported for tax purposes and those in the combined financial statements. Furthermore, deferred tax assets are recognized for losses carried forward. A valuation allowance is established to reduce the deferred tax assets to a level that is more likely than not to be realized. Deferred tax liabilities on retained earnings at foreign entities of Dynamit Nobel were not established because these earnings are not intended to be paid out as dividends in the future, but constitute a permanent investment. It is not practicable to determine the amount of potential deferred taxes on these earnings at this time.

        The primary components of deferred tax assets and liabilities and the related valuation allowances result from adjustments in the following items:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Deferred tax assets
Net operating loss carryforwards	35,162	42,007	35,131	32,447
Intangible assets	372,428	326,601	8,084	10,582
Inventories	2,526	2,402	2,547	2,176
Receivables/Liabilities	33,155	15,212	15,189	16,494
Pension and other postretirement benefits	31,368	27,483	25,456	19,316
Other provisions and accruals	12,630	7,236	8,854	7,083
Deferred income	4,302	5,226	5,138	4,633
Other	1,586	4,568	5,840	9,980

Total	493,157	430,735	106,239	102,711
Less valuation allowance	-17,932	-21,390	-21,295	-20,698

Total deferred tax assets	475,225	409,345	84,944	82,013
Deferred tax liabilities
Intangible assets	-28,755	-30,405	-29,907	-23,904
Property, plant and equipment	-57,160	-42,249	-58,498	-54,850
Inventories	-7,267	-8,297	-7,284	-6,436
Other provisions and accruals	-1,718	-2,137	-3,719	-3,341
Other	-5,831	-8,611	-3,700	-10,712

Total deferred tax liabilities	-100,732	-91,699	-103,108	-99,243

Total deferred tax assets, net	374,494	317,646	-18,164	-17,230

        At December 31, 2003, the Group reported corporate tax net operating loss carryforwards of US$84,014 million and German trade tax net operating losses of US$1,240 million. The losses of foreign companies can usually only be carried forward for a limited period. A valuation allowance of US$14,547 million has been established against the total net operating losses.

        Significant foreign losses carried forward:

Expiration date	$ million
2006	1.8
2007	4.3
2008	3.0
2009	1.0
2010	2.3
up to 2023	18.8

Total	31.2

        The valuation allowance at September 30, 2001 was US$20,128. During the periods ending September 30, 2002, December 31, 2002 and December 31, 2003, the valuation allowance decreased by US$983, US$1,200 and US$6,989, respectively.

4)    Cash and Cash Equivalents

        Cash and cash equivalents consist of the following:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Cash and cash equivalents less than three months	7,832	7,007	9,435	10,718
Cash and cash equivalents greater than three months	—	—	68	—

Total cash and cash equivalents	7,832	7,007	9,503	10,718

        Restricted cash of US$54 were held at September 30, 2002 (September 30, 2001: US$87) and is included in cash and cash equivalents less than three months.

        The Cash flow statements include the following interest, tax payments and noncash investing activities:

$ '000	January 1, to December 31, 2003	October 1, to December 31, 2002	October 1, 2001 to September 30, 2002	October 1, 2000 to September 30, 2001
Cash paid for interest	29,893	7,146	25,405	26,832
Cash paid for taxes	10,773	6,133	17,203	17,956
Acquisition of Finorga
Cash paid, net of cash acquired	12,894	—	—	29,766
Debt forgiven	—	—	—	47,139
Goodwill	12,894	—	—	18,747
Other assets acquired/liabilities assumed	—	—	—	58,157

5)    Trade Receivables

        Valuation allowances on trade receivables are as follows:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Trade receivables	205,312	161,731	181,214	164,153
Less valuation allowance	-4,943	-3,106	-3,123	-3,440

Total	200,369	158,625	178,091	160,713

6)    Accounts Receivable from and Liabilities to Related Parties

        Current and non-current accounts receivable from related parties consist of the following:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Current
Accounts receivable from mg	60,402	20,906	21,230	2,180
Accounts receivable from subsidiaries	12,229	8,147	7,706	7,136

Current accounts receivable from related parties	72,631	29,053	28,936	9,316

Non-current
Accounts receivable from mg	—	7,614	14,292	19,842
Accounts receivable subsidiaries	—	37	—	—

Non-current accounts receivable from related parties	—	7,651	14,292	19,842

Total	72,631	36,704	43,228	29,158

        Current and non-current liabilities to related parties consist of the following:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Current
Liabilities to mg	209,165	171,131	269,052	127,986
Provisions and accrued liabilities to mg	—	83	78	72
Liabilities to subsidiaries	10,985	9,630	9,595	8,689

Current liabilities to related parties	220,150	180,844	278,725	136,747

Non-current
Liabilities to mg	31,575	34,956	32,866	38,045
Liabilities to subsidiaries	—	2	2	—

Non-current liabilities to related parties	31,575	34,958	32,868	38,045

Total	251,725	215,802	311,593	174,792

7)    Inventories

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Raw materials and supplies	79,877	75,004	55,074	56,362
Work in process	55,000	49,995	52,409	56,426
Finished goods	121,585	107,309	89,128	94,617
Merchandise	19,887	15,324	14,818	21,760

Total	276,349	247,632	211,429	229,165

8)    Property, Plant and Equipment

        Property, plant and equipment are broken down as follows:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Lands	160,487	135,485	129,895	125,673
Buildings, including buildings on land owned by others	558,581	454,578	427,976	376,613
Mining rights	24,404	24,403	24,403	24,504
Plant and equipment	1,411,979	1,131,308	1,046,384	943,797
Other plant, office furniture and equipment	228,420	191,283	180,320	168,088
Construction in progress	88,088	75,617	78,533	93,414

	2,471,959	2,012,674	1,887,511	1,732,089
Accumulated depreciation	-1,553,764	-1,246,495	-1,163,599	-1,068,806
(thereof current depreciation)	(-88,584)	(-19,851)	(-77,893)	(-78,690)

Total	918,195	766,179	723,912	663,283

        Property, plant and equipment include land and buildings, plant and equipment, and office furniture and equipment recorded under capital leases. The changes in the values of these leased assets are as follows:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Land	148	123	115	107
Buildings	49,368	40,992	38,541	35,691
Plant and equipment	169	119	119	3,431
Other plant, furniture and equipment	9,594	9,139	8,135	4,634

	59,279	50,373	46,910	43,863
Accumulated depreciation	-13,547	-10,755	-9,076	-7,506
(thereof current depreciation)	(-2,899)	(-699)	(-3,120)	(-2,071)

Total	45,732	39,618	37,834	36,357

        The leases on real estate relate to two properties. The lease term on one property runs through 2019 and thereafter the lease is automatically extended by one year at a time, with a notice period of three years. There is an option to purchase the property at its residual value once the minimum lease term has expired. The initial lease term on the other property expired in 2002 and the lease has been extended on a revolving basis. There is an option to purchase the property at its carrying amount plus a premium.

        The decrease in "Office furniture and equipment" at December 31, 2003 is due to the consolidation of the leasing company in accordance with FIN 46R.

        Property, plant and equipment include buildings and plant and equipment which are leased by Dynamit Nobel to a third party under the terms of an operating lease:

$ '000	December 31, 2003
Buildings	5,614
Plant and equipment	10,531

16,145
Accumulated depreciation	-9,608
(thereof current depreciation)	(-962)

Total	6,537

        Future minimum lease payments on assets under operating leases amount to US$1,614 annually for each of the next five years.

9)    Other Intangible Assets

        Other intangible assets consist of the following:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Patents, licenses, trademarks and similar rights and assets, including licenses for such rights and assets	50,488	40,564	37,519	24,906
Software	18,594	15,841	14,760	13,816
Intangible pension asset	1,041	2,194	2,351	2,952

	70,123	58,599	54,630	41,674
Accumulated amortization	-50,176	-38,707	-35,395	-29,321
(thereof current amortization)	(-5,799)	(-1,219)	(-4,960)	(-5,064)

Total	19,947	19,892	19,235	12,353

        The estimated future amortization expense related to intangible assets during the five succeeding years is as follows:

$ '000	December 31, 2003
2004	5,743
2005	4,332
2006	2,926
2007	1,865
2008	1,128

10)  Goodwill

        Changes in the carrying amount of goodwill are as follows:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Carrying amount at beginning of year	380,358	377,314	378,507	377,086
Additions	12,894	—	20	27,216
Disposals	—	—	-2,084	-2,011
Reclassification	—	—	-2,740	-5,515
Amortization				-19,545
Foreign currency exchange rate effect	11,995	3,044	3,611	1,276

Carrying amount at end of year	405,247	380,358	377,314	378,507

        The amortization of goodwill was discontinued at the beginning of the 2001/2002 fiscal year as of October 1, 2001 in accordance with SFAS 142. Instead, goodwill is tested for impairment on an annual basis. In none of the periods shown did such tests result in any goodwill impairment.

11)  Debt

        Current- and non-current debt consist of the following:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Current
Liabilities to banks	180,705	126,790	105,411	121,709
Liabilities under capital leases	2,726	2,796	2,686	1,896

Current debt including portions of non-current debt classified as current	183,431	129,586	108,097	123,605

Non-current
Preferred stock of subsidiary	21,504	19,345	18,796	17,616
Liabilities to banks	169,461	145,105	39,918	86,754
Liabilities under capital leases	40,662	37,144	35,400	33,535

Non-current debt	231,627	201,594	94,114	137,905

Total	415,058	331,180	202,211	261,510

        "Liabilities to banks" primarily relate to the US$230,000 loan to finance the 1998 acquisition of Chemetall Foote Corp., Delaware, U.S.A., (previously Cyprus Foote Mineral Company). Beginning in 2000, this loan is being repaid under scheduled principal repayments until September 29, 2006. At

December 31, 2003, the balance of the loan outstanding amounted to US$105,200 (December 31, 2002: US$45,600; September 30, 2002: US$0; September 30, 2001: US$0). In prior years Dynamit Nobel had temporarily repaid this loan a few days before the end of the period. The loan was then drawn upon again subsequent to these balance sheet dates. The interest rate on the loan is LIBOR (US$) plus a margin of 50 basis points through September 30, 2004, after which it will be LIBOR (US$) plus a margin of 60 basis points. The loan agreement contains covenants obliging a combined entity to maintain a certain amount of shareholders' equity as well as debt-to equity ratios and earnings-to-interest ratios. If one of these covenants is breached, the lender is entitled to call the loan. The loan agreement contains a change of control provision that entitles the lender to call the loan in such a case.

        The average interest rate payable on the other liabilities to banks outstanding at December 31, 2003 is 4.63% (December 31, 2002: 4.77%; September 30, 2002: 4.90%; September 30, 2001: 5.57%). The interest rates on any floating-rate loans are hedged. The majority of loans are denominated in euros and the residual terms of these loans vary between one and eight years at December 31, 2003. Some of the loans contain covenants obliging the borrower to perform or refrain from certain actions or allow the loan to be terminated if certain events occur. One loan with a balance of US$16,144 at December 31, 2003 can be called if a change in control occurs.

        The fair value of liabilities to banks amounted to US$351,202 at December 31, 2003 (December 31, 2002: US$273,580; September 30, 2002: US$146,247; September 30, 2001: US$210,363). The fair value is calculated by discounting the future cash flows at a credit risk adjusted risk free interest rate.

        The initial consolidation of the two leasing entities at December 31, 2003 in accordance with the adoption of FIN 46R increased the liabilities to banks by US$10,166 and reduced the liabilities under capital leases by US$2,545.

        The preferred stock relates to Chemetall Plc. 12 million shares with a par value of £1 each. The shares were issued on August 22, 1988 and will be redeemed by the issuer at their par value on July 3, 2008 and may be called at an earlier date. The shares have a liquidation preference and pay an annual dividend of 9.0% of their par value. The dividend is payable on January 3 and July 3 of each year. If, in the opinion of management, the level of profit reported does not allow the payment of a dividend, the dividend arrearage must be paid in subsequent years. The preferred stock does not confer any voting rights unless the payment of the dividend or redemption price is more than six months in arrears or a vote is being held on the company's liquidation or a capital reduction. The terms and conditions governing the issuance of the preferred stock contain covenants obliging the issuer to maintain a certain debt/equity ratio.

        The future minimum lease payments under capital leases are as follows:

$ '000	December 31, 2003
2004	5,555
2005	4,377
2006	4,250
2007	4,108
2008	4,095
Thereafter	41,078

Minimum lease payments	63,463

Less amounts representing interest	-20,075

Liabilities under capital leases	43,388
(thereof current portion)	2,726

        The maturities of all financial liabilities, excluding the separately shown liabilities under capital leases, are as follows:

$ '000	December 31, 2003
2004	180,705
2005	42,941
2006	46,636
2007	10,000
2008	33,990
Thereafter	57,397

Total	371,669

        At December 31, 2003, total debt of US$47,755 (December 31, 2002: US$43,838; September 30, 2002: US$17,355; September 30, 2001: US$8,615) was collateralized by mortgages on land and buildings.

        At December 31, 2003, Dynamit Nobel maintained unutilized credit lines of US$40,229. No charges were incurred for the provision of these credit lines.

12)  Provisions for Pensions and Similar Obligations

        Provisions for pensions and similar obligations relate to:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Pension plans	258,540	205,913	193,251	173,504
Other postretirement benefits	14,682	12,454	11,910	10,709
Other accrued pension-related obligations	2,607	2,442	2,489	1,385

Total	275,829	220,809	207,650	185,598

  a)
  Defined-benefit pension plans

  aa)

  aa) Pension liabilities and funded status

        Pension benefits are provided to the majority of employees of the companies included in these combined financial statements. The benefits in Germany usually consist of entitlements to future pension payments. The employees generally receive fixed pension amounts per year of service. The subsidiaries outside Germany operate country-specific pension plans, some of which are funded. Benefit obligations in Germany are primarily unfunded.

        The two tables below show pension liabilities, plan assets, and the funded status for defined benefit pension plans at the companies classified as continuing operations.

					October 1, 2001 to September 30, 2002
	January 1, to December 31, 2003		October 1, to December 31, 2002				October 1, 2000 to September 30, 2001
$ '000						Foreign
	German	Foreign	German	Foreign	German		German	Foreign
Changes in projected benefit obligation
Projected benefit obligation at beginning of year	178,455	138,791	167,209	130,944	155,327	120,833	154,759	116,845
Service cost	2,935	5,377	614	638	2,656	4,661	2,229	4,375
Interest cost	10,962	6,973	2,489	874	9,963	5,855	9,473	5,477
Employee contributions	—	1,439	—	340	—	1,033	—	1,063
Actuarial loss (+) / gain (-)	16,286	-2,148	-23	1,766	1,067	-2,538	8	-3,117
Acquisitions	—	—	—	—	—	—	33	—
Disposals	-332	—	—	—	-5,585	-1,859	—	—
Plan redemptions / reductions	-469	—	—	—	—	—	-2,816	—
Plan changes	—	—	—	—	—	48	—	176
Currency translation adjustment	38,136	15,715	10,787	6,309	13,352	9,480	333	335
Benefits paid	-13,129	-4,931	-2,621	-2,080	-9,571	-6,569	-8,692	-4,321

Projected benefit obligation at end of year	232,844	161,216	178,455	138,791	167,209	130,944	155,327	120,833

Changes in plan assets
Fair value of plan assets at beginning of year	10,017	113,062	9,390	106,161	9,470	100,467	10,284	111,359
Expected return on plan assets	359	6,983	65	657	462	6,010	629	6,668
Actuarial loss (-) / gain (+)	-158	-1,652	—	765	-1,217	-7,122	-1,515	-18,342
Employer contributions	1,010	5,488	210	1,595	769	4,311	841	3,797
Employee contributions	—	1,439	—	340	—	1,033	—	1,063
Currency translation adjustment	2,091	13,273	599	5,624	791	8,031	18	243
Benefits paid	-1,199	-4,931	-247	-2,080	-885	-6,569	-787	-4,321

Fair value of plan assets at end of year	12,120	133,662	10,017	113,062	9,390	106,161	9,470	100,467

12)  Provisions for Pensions and Similar Obligations

	December 31, 2003		December 31, 2002		September 30, 2002		September 30, 2001
$ '000
	German	Foreign	German	Foreign	German	Foreign	German	Foreign
Funded status	220,724	27,554	168,438	25,729	157,819	24,783	145,857	20,366
Unrecognized transition obligation	-2,157	-200	-4,179	-359	-4,490	-378	-6,237	-485
Unrecognized service cost arising from retroactive plan changes	—	-197	—	-227	—	-234	—	-215
Unrecognized actuarial losses (-) / gains (+)	-4,696	-21,251	9,098	-21,323	8,628	-20,494	9,700	-15,850

Net amount recognized	213,871	5,906	173,357	3,820	161,957	3,677	149,320	3,816

The amount recognized is included under the following balance sheet items:
Provisions for pensions and similar obligations	241,630	16,912	190,251	15,663	178,312	14,939	160,212	13,292
Prepaid expenses	—	-1,748	—	-1,899	—	-1,549	—	-1,851
Other intangible assets	-1,022	-19	-1,977	-217	-2,126	-225	-2,952	—
Accumulated other comprehensive income/loss	-26,737	-9,239	-14,917	-9,727	-14,229	-9,488	-7,940	-7,625

Net amount recognized	213,871	5,906	173,357	3,820	161,957	3,677	149,320	3,816
	January 1, to December 31, 2003		October 1, to December 31, 2002		October 1, 2001 to September 30, 2002		October 1, 2000 to September 30, 2001
$ '000
	German	Foreign	German	Foreign	German	Foreign	German	Foreign
Employer contributions	1,010	5,488	210	1,595	769	4,311	841	3,797
Employee contributions	—	1,439	—	340	—	1,033	—	1,063
Payments	13,129	4,931	2,621	2,080	9,571	6,569	8,692	4,321

        Employer contributions of US$7,155 in connection with defined benefit pension plans are expected in 2004 (German: US$568 and; foreign: US$6,587).

ab) Measurement of the additional minimum pension liability

        The decrease of US$5,622, increase of US$556, decrease of US$6,426 and decrease of US$11,184 in the minimum pension liability in 2003, stub period 2002, 2001/2002, and 2000/2001, respectively are included in "Accumulated other comprehensive income/loss".

        The accumulated benefit obligation is US$378,910 at December 31, 2003 and at December 31, 2002 it is US$304,565. At September 30, 2002 it is US$285,805, and at September 30, 2001 it is US$262,176.

ac) Net periodic pension cost

        Net periodic pension cost for German and foreign pension plans is as follows:

	January 1, to December 31, 2003		October 1, to December 31, 2002		October 1, 2001 to September 30, 2002		October 1, 2000 to September 30, 2001
$ '000
	German	Foreign	German	Foreign	German	Foreign	German	Foreign
Service cost	2,935	5,377	614	638	2,656	4,661	2,229	4,375
Interest cost	10,962	6,973	2,489	874	9,963	5,855	9,473	5,477
Expected return on plan assets	-359	-6,983	-65	-657	-462	-6,010	-629	-6,668
Amortization of unrecognized transitional amount	2,568	188	569	—	2,088	139	2,022	131
Amortization of service cost arising from retroactive plan changes	—	29	—	38	—	72	—	26
Amortization of unrecognized net actuarial losses (+) / gains (-)	232	969	-48	226	-340	790	-405	1
Net periodic pension cost	16,338	6,553	3,559	1,119	13,905	5,507	12,690	3,342

ad) Valuation assumptions used

        The assumptions made about the discount rate, future compensation increases, and long-term returns on plan assets, which are used to calculate the accumulated benefit obligation and the net periodic pension cost, vary according to the economic climate in the country in which the pension entitlements were granted and in line with the prevailing capital market conditions. The computation of the accumulated postretirement benefit obligation is based on the actuarial assumptions below (weighted averages).

	December 31, 2003		December 31, 2002		September 30, 2002		September 30, 2001
	German	Foreign	German	Foreign	German	Foreign	German	Foreign
Discount rate	5.50%	4.90%	6.00%	4.91%	6.00%	4.95%	6.50%	4.97%
Rate of compensation increase	3.00%	2.86%	3.00%	2.81%	3.00%	2.82%	3.00%	3.39%

        The actuarial assumptions used to calculate the projected benefit obligation at the relevant balance sheet date are used to compute the interest cost and the cost of pension entitlements arising in the following year. In addition, the long-term returns anticipated at this time are used to determine the returns on plan assets in the following year. The computation of the net periodic pension cost is based on the actuarial assumptions below (weighted averages).

	December 31, 2003		December 31, 2002		September 30, 2002		September 30, 2001
	German	Foreign	German	Foreign	German	Foreign	German	Foreign
Discount rate	5.50%	4.91%	6.00%	4.95%	6.50%	4.97%	6.50%	5.09%
Rate of compensation increase	3.00%	2.81%	3.00%	2.82%	3.00%	3.39%	3.00%	3.33%
Expected long-term return on plan assets	3.52%	6.01%	2.77%	5.77%	4.89%	6.00%	6.49%	6.26%

        The expected long-term return on plan assets is based on local assumptions and the valuation of German and foreign plan assets at their fair value.

        The date on which pension plans are valued is the balance sheet date, i.e. December 31 or September 30 for all German plans and the majority of foreign plans prior to the change of mg's fiscal year.

        During the stub period from October 1 through December 31, 2002, no comprehensive actuarial calculations were carried out for any German pension plan or for some foreign plans. Instead, the actuarial parameters available at September 30, 2002 were used to estimate the accrued pension liability, the projected benefit obligation, and the plan assets. Net periodic pension cost for the stub period is based on one quarter of the estimated cost for the twelve month period ending September 30, 2003. Furthermore, the pension payments made during the stub period 2002 as well as the employer and employee contributions to plan assets were recognized based on actual amounts. The computation of pension cost for 2003 is based on the projected benefit obligation at December 31, 2002.

b) Defined-contribution pension plans

        The individual companies included in these combined financial statements offer various postretirement benefits in the form of defined-contribution pension plans. The pension obligation for these plans resides not with the companies themselves but with the respective pension provider. Total payments to the pension providers of US$2,463 were made in 2003 (stub period 2002: US$757; 2001/2002: US$1,902; 2000/2001: US$1,755).

c) Other postretirement benefits

        In addition to pensions and similar benefits, certain retired employees in Germany are provided with postretirement benefits for private health insurance premiums. Outside Germany, one company in the U.S. provides various retirees with postretirement benefits for health insurance and life assurance.

        The three tables below show accumulated postretirement benefit obligations as well as the reconciliation of the funded status to the amount reported in the balance sheet. They also show the relevant employer and employee contributions, the payments made, and the net periodic cost of other postretirement benefits.

	December 31, 2003		December 31, 2002		September 30, 2002		September 30, 2001
$ '000
	German	Foreign	German	Foreign	German	Foreign	German	Foreign
Accumulated postretirement benefit obligations at end of year	11,140	3,391	8,113	3,298	7,571	3,134	6,538	3,147

Funded status	11,140	3,391	8,113	3,298	7,571	3,134	6,538	3,147
Unrecognized service cost arising from retroactive plan changes	—	107	—	-260	—	-264	—	-444
Unrecognized actuarial losses (-) / gains (+)	-901	945	77	1,227	74	1,396	185	1,282

Net amount recognized	10,239	4,443	8,190	4,265	7,645	4,266	6,723	3,985

	January 1, to December 31, 2003		October 1, to December 31, 2002		October 1, 2001 to September 30, 2002		October 1, 2000 to September 30, 2001
$ '000
	German	Foreign	German	Foreign	German	Foreign	German	Foreign
Employer contributions	—	121	—	29	—	74	—	75
Employee contributions	—	40	—	7	—	32	—	26
Payments	485	161	86	36	311	106	292	101
	January 1, to December 31, 2003		October 1, to December 31, 2002		October 1, 2001 to September 30, 2002		October 1, 2000 to September 30, 2001
$ '000
	German	Foreign	German	Foreign	German	Foreign	German	Foreign
Net periodic cost	648	300	143	85	540	295	532	353

        No separate plan assets are held to fund the other postretirement benefits.

        Employer contributions of US$133 in connection with additional postretirement benefits are expected in 2004 (German: US$0; foreign: US$133).

        The assumptions used to calculate the accumulated postretirement benefit obligation and the net periodic cost vary according to the economic climate of the country in which the additional postretirement benefits were provided and in line with the prevailing capital market conditions. The computation of the accumulated postretirement benefit obligation is based on the actuarial assumptions below (weighted averages).

	December 31, 2003		December 31, 2002		September 30, 2002		September 30, 2001
	German	Foreign	German	Foreign	German	Foreign	German	Foreign
Discount rate	5.50%	6.25%	6.00%	6.75%	6.00%	7.00%	6.50%	7.50%

        The actuarial assumptions used to calculate the accumulated postretirement benefit obligation at the relevant balance sheet date are used to compute the interest cost and the cost of additional postretirement benefits arising in the following year. The calculation of the net periodic cost is based on the actuarial assumptions below (weighted averages).

	January 1, to December 31, 2003		October 1, to December 31, 2002		October 1, 2001 to September 30, 2002		October 1, 2000 to September 30, 2001
	German	Foreign	German	Foreign	German	Foreign	German	Foreign
Discount rate	5.50%	6.75%	6.00%	7.00%	6.50%	7.50%	6.50%	7.50%

        The changes in the healthcare cost trend over time are as follows:

	January 1, to December 31, 2003		October 1, to December 31, 2002		October 1, 2001 to September 30, 2002		October 1, 2000 to September 30, 2001
	German	Foreign	German	Foreign	German	Foreign	German	Foreign
Healthcare cost trend for the following year	4.00%	9.00%	4.00%	9.50%	4.00%	9.50%	4.00%	9.50%

Level to which the cost trend is likely to fall (final rate)	—	5.00%	—	5.00%	—	5.00%	—	5.00%

Year in which the final rate will be reached	—	2011	—	2011	—	2011	—	2010

        The healthcare cost trend for German additional postretirement benefits has remained constant at 4.0% in recent years. This rate is not expected to change in the next few years and it is therefore not possible to state the probable final rate for German additional postretirement benefits or the year in which this final rate will be reached.

        The measurement dates used are mostly the same as those used for pension plans.

13)  Other Provisions and Accrued Liabilities

        Current- and non-current provisions and accrued liabilities consist of the following:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Current
Taxes	9,264	8,725	11,062	12,441
Personnel	55,927	45,398	44,921	57,870
Environmental and clean-up costs	2,459	1,715	1,824	1,226
Guarantees	2,646	2,301	2,611	4,115
Rebates	5,901	3,451	3,424	3,253
Outstanding invoices from suppliers	16,512	13,760	12,421	12,269
Loss provisions	9,878	2,897	2,776	1,075
Other	20,533	20,461	19,185	23,358

	123,120	98,708	98,224	115,607

Non-current
Taxes	332	2,067	2,018	3,839
Personnel	18,874	12,204	22,945	15,472
Environmental protection and recultivation	21,471	12,919	13,675	14,217
Guarantees	505	73	—	—
Asset retirement obligations	1,085	1,028	—	—
Other	213	357	68	6,283

	42,480	28,648	38,706	39,811

Total	165,600	127,356	136,930	155,418

        Provisions and accrued liabilities for taxes relate to current taxes and were largely established to cover foreign tax liabilities and future tax audits.

        Provisions for personnel expenditures largely comprise bonuses, vacation not yet taken, anniversaries, part-time retirement, and accumulated overtime hours.

        Provisions for environmental protection and recultivation totaled US$23,930 at December 31, 2003 (December 31, 2002: US$14,634; September 30, 2002: US$15,499; September 30, 2001: US$15,443). These provisions largely relate to soil decontamination, treatment of effluents, and the clean-up of landfill sites. In addition to the recorded liabilities, there is a further maximum potential liability risk of US$11,056 at December 31, 2003.

        The cost of cleaning up two landfill sites is being borne by several companies, and the cost of one of these sites is additionally being borne by the local authorities. The share of the cost borne by each of the parties involved is determined by the volume of waste they have dumped at these landfill sites. The share of the cost borne by Dynamit Nobel is 3.9% for one site and less than 1,0% for the other. However, if one of the parties involved is unable to bear its share of the cost, its share is borne jointly by the other parties. At December 31, 2003, there was no indication that it would be necessary for Dynamit Nobel to bear such additional costs.

        At December 31, 2003, two environmental liabilities involving cash flows of US$10,893 and US$2,373 are reported at their net present values of US$6,315 and US$1,892 respectively. The first of these amounts was discounted at a rate of 5.0% and the second at 5.5%. The first of the provisions covers a groundwater decontamination liability and its estimated costs are based on calculations conducted by internal and external experts. Decontamination of the site is expected to be completed in 2029. The second of the provisions relates to the piping for a ditch which is being planned and installed by the local waste treatment authority. This provision was first established on September 30, 2000. The measurement of the provision at December 31, 2003 is based on the assumption that the implementation of these remediation measures will commence in 2007. For both provisions the following payments are expected to be made in subsequent years:

$ '000	December 31, 2003
2004	632
2005	410
2006	410
2007	2,784
2008	410
Thereafter	8,621

Total	13,267

        The table below shows the changes in current and non-current provisions for product warranties. Most warranties run for a term between one and two years in accordance with the legal and contractual provisions.

$ '000	December 31, 2003	December 31, 2002
Balance at beginning of year	2,374	2,611
Payments	-285	-167
Provision for new warranties	1,253	153
Changes in estimates	-701	-369
Foreign currency exchange rate effect	510	146

Balance at end of year	3,151	2,374

        The asset retirement obligation relates to the removal of evaporation basins of brine which are used to produce lithium and the sealing of related bore holes. Removal is expected to commence in 2019 and no payments will be incurred prior to this date. The changes in this provision are as follows:

$ '000	December 31, 2003	December 31, 2002
Balance at beginning of year	1,028	1,015
Accrued interest	57	13

Balance at end of year	1,085	1,028

14)  Minority Interests

        The minority interest at December 31, 2003 relates to the 0.05% outstanding interest in DNVJ Vermögensverwaltung GmbH. Minority interests in prior years essentially consisted of the 40.0% interest in CeramTec Heimbach Dewatering Technology GmbH, which was sold in 2003.

15)  Stock-Based Compensation

Stock option program

        Employees of Dynamit Nobel participate in either the mg's stock option program for executives or in the employee share ownership program, which was expired in 2003. The stock option program is offered annually to executives of the mg Group in tranches, each of which runs for a period of three years. The options can only be exercised if a certain targeted profit increase with respect to mg's pre-tax earnings per share during the three-year period is met. The purchase price for one mg share is determined by dividing the share's market price by the profit increase factor at the time of exercise. Of the total options that had been issued by mg at December 31, 2003, 660,000 (December 31, 2002: 593,000; September 30, 2002: 593,000; September 30, 2001: 452,000) had been issued to executives of Dynamit Nobel.

        The fair value of the options is estimated at the grant date using a modified Black-Scholes model. The fair values of awards granted under the stock option program (expense per option) were computed based on the following assumptions:

Year of grant	2003	2002	2001
Fair value at grant date	US$1.69 per option	US$1.82 per option	US$1.86 per option
Assumptions used:
Volatility of mg's share price over a three-year period	56.4%	51.4%	40.6%
Volatility of EPS increase	60.9%	47.4%	39.0%
Correlation coefficient between stock yield and EPS	0.4241	0.3102	0.3058
Risk-free interest rate	2.46%	4.42%	4.68%
Dividend yield	2.7%	1.0%	1.0%

Employee share ownership program

        Under the employee share ownership program, employees can purchase shares of mg. Eligible participants are all mg Group employees resident in Germany who have an in force employment or training contract at the time they agree to participate in the program and at the time the two-year subscription period expires. These employees may only participate and acquire stock-purchasing rights in their own name and for their own account. The stock-purchasing rights may not be transferred or pledged. Once they have agreed to participate in the program, all eligible employees have the right to purchase either 50, 100 or 200 shares two years after they enroll in the programm.

        The purchase price for employees is calculated as the average of the closing prices for mg shares in Xetra trading on the Frankfurt Stock Exchange over the five trading days following the Annual Shareholders' Meeting of mg technologies ag in the year of the respective agreement to participate in the employee share ownership program, and is fixed on the last of these five trading days, i.e. the purchase price is fixed at the start of the respective employee share ownership program tranche, two years prior to the exercise period.

        During the exercise period, participants can choose to buy the shares and place them in a securities account, or to buy and immediately sell them, or not to exercise their stock-purchasing rights at all. In order to prevent employees from suffering losses if mg's share price performs poorly, their agreement to exercise their stock-purchasing rights is only valid (and is therefore merely conditional) if mg's share price is above the purchase price at the time the stock-purchasing right is exercised.

        If the right to purchase shares on this basis has not been exercised by the time the exercise period expires, the respective employees' stock-purchasing rights expire and their initial deposit is returned with accumulated interest.

        Options for the purchase of 49,400 mg shares had been issued under the employee share ownership program at December 31, 2003 (December 31, 2002: 123,000 shares; September 30, 2002: 128,700 shares; September 30, 2001: 135,050 shares). In the past, it has not been possible to exercise any of the stock-purchasing rights.

        The fair value of these options is calculated at their grant date using a Black-Scholes model. The fair value of each option under the 2002 employee share ownership program was US$2.46 at their grant date; the fair value of each option under the 2001 employee share ownership program was US$2.14.

        Aggregate compensation expense recognized for the stock option program and the employee share ownership program amounted to US$505 in 2003 (2002: US$127; 2001/2002: US$458; 2000/2001: US$303).

16)  Accumulated Other Comprehensive Income/Loss

        Changes in the components of accumulated other comprehensive income/loss are as follows:

$ '000	January 1, to December 31, 2003	October 1, to December 31, 2002	October 1, 2001 to September 30, 2002	October 1, 2000 to September 30, 2001
Accumulated other comprehensive income/loss at beginning of year	-189,554	-226,352	-232,383	-233,139
Unrealized holding gains on available-for-sale securities	-23	-9	-1	8
Realized losses on available-for- sale securities	—	—	—	—
Tax effect of available-for-sale securities	8	2	-1	2

Total gains (losses) on available- for-sale securities	-15	-7	-2	10

Unrealized holding gains on cash flow hedges	3,535	-1,410	-4,542	-2,749
Realized gains on derivatives	1,410	190	—	—
Tax effect of derivatives	-2,584	1,082	1,782	718

Total gains (losses) on derivatives	2,361	-138	-2,760	-2,031

Cumulative translation adjustment	117,374	36,492	12,595	10,832

Change in minimum pension liability	-5,622	556	-6,426	-11,184
Tax effect of change in pension liability	2,334	-105	2,624	3,129

Total gains (losses) on change in pension liability	-3,288	451	-3,802	-8,055

Accumulated other comprehensive loss at end of year	-73,122	-189,554	-226,352	-232,383

17)  Commitments and Contingencies

        The table below details the amounts of contingent liabilities at the respective balance sheet dates:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Guarantees	14,543	1,124	2,271	1,650
Other	32	21	22	27

Total	14,575	1,145	2,293	1,677

        Guarantees in 2003 relate mainly to guarantees issued to mg or a bank on behalf of a subsidiary not combined. The remaining liabilities and those in prior years essentially cover environmental and performance guarantees as well as guarantees for the bank debt of subsidiaries not included in these combined financial statements.

        The terms of guarantees range up to eight years. There are also contingencies whose contingency periods depend on the performance of contractually agreed obligations or the occurrence of certain events. These contingent liabilities are largely to customers, banks and to a lesser degree employees. Dynamit Nobel is subject to claims under its guarantees only if the debtor is unable to meet its contractual obligations.

        Other financial commitments at December 31, 2003 consist of:

$ '000	December 31, 2003
Rental and lease agreements	43,581
(thereof on land and buildings)	(-27,862)
Orders	67,981
(for property, plant and equipment)	(-35,538)
(for inventories)	(-32,443)
(issued to subsidiaries)	(-105)
Factoring and repurchase agreements	5,119

Total	116,681

        Liabilities from rental and lease agreements relate to real estate, plant and equipment, and office furniture and equipment. The leases on real estate mostly contain unlimited terms or fixed terms with an option to extend. Some of the leases contain payment escalation clauses and there are usually no call or put options on the part of the lessor. The terms of the fixed-term leases run until 2021 and some of the buildings have been sub-let.

        The lease terms on office furniture and equipment run until 2010 and they do not contain any payment escalation clauses. Leases containing extension or call options are usually leases on vehicles or plant and equipment.

        Payment obligations for all non-cancelable rental and operating lease agreements are as follows:

$ '000	December 31, 2003
2004	12,754
2005	8,665
2006	5,143
2007	3,227
2008	1,723
Thereafter	12,069

43,581

Income from sub-leases	6,632

Total	36,949

        Several of the companies included in these combined financial statements sell receivables on a revolving basis to financial services providers. In one agreement, Dynamit Nobel as the seller of the receivables retains a subordinated interest in the receivables of less than ten percent of total receivables sold. In cases in which the buyer has recourse to Dynamit Nobel, the maximum exposure is shown under "Factoring and repurchase agreements".

18)  Litigation

        Dynamit Nobel is involved in litigation from time to time in the ordinary course of business. However, Dynamit Nobel does not believe that there is any such litigation, either individually or in the aggregate, that is likely to have a material adverse effect on their business or financial position except that Dynamit Nobel is party to legal proceeds involving a number of product liability and warranty cases, the outcome of which is unclear at present and for which Dynamit Nobel is unable to predict the outcome or the extent, if any, of possible loss exposure.

19)  Derivatives and Financial Instruments

a)    Use of derivative instruments

        Derivative instruments are used to mitigate the risk of adverse movements in interest rates, share prices and other investments.

        Forward exchange contracts are largely used to hedge assets, liabilities, and forecasted transactions and, to a lesser degree, firm commitments denominated in foreign currency. Hedges are used to mitigate the risk of adverse movements in the exchange rates of certain currencies, especially the U.S. dollar and pound sterling.

        Interest rate swaps and options are used to hedge the interest rate risk inherent in liabilities to banks.

        Commodity derivatives are used to a certain degree to mitigate the risks inherent in commodity prices.

b)    Fair value of financial instruments

        The fair value of a financial instrument is the price at which one party is willing to assume the rights and/or obligations arising from this financial instrument from another party. Fair values have been computed on the basis of the market information available at the balance sheet date and the valuation methods outlined below, which are based on certain assumptions. Because of the varying factors influencing them, the fair values stated here may differ from the values that can be realized in the market at the present time.

Financial instruments

        Securities:    Fair value is the market price.

        Cash and cash equivalents:    Owing to their short maturity, the book values of cash and cash equivalents correspond to their fair value.

        Debt:    The fair value of preferred shares is their quoted price. The fair value of other non-current debt corresponds to the present value of future anticipated cash flows. The discount rate used is the current market interest rate on bonds of the same maturity. Due to their short maturity, it is assumed that the nominal value of borrowings under revolving credit facilities or secured borrowings on receivables approximates to their fair value. It is generally assumed that the carrying amount of floating-rate loans corresponds to their fair value.

        Liabilities under capital leases:    In order to compute the fair value of liabilities under capital leases, the future lease installments are discounted at a rate appropriate to their risk and maturity.

Derivative Instruments

        Forward exchange contracts:    The fair value of forward exchange deals is determined using current balance sheet date reference rates that take account of forward premiums and discounts.

        Interest-rate instruments:    The fair value of interest-rate instruments is determined using discounted anticipated future cash flows based on the market interest rates applicable to the residual maturities of these financial instruments. Options are valued using recognized option pricing models.

        The book and fair values of derivatives and financial instruments other than accounts receivable, trade payables, cash and cash equivalents and balances due to or from mg for all of which the carrying amount approximates their fair value, are as follows:

	December 31, 2003		December 31, 2002		September 30, 2002		September 30, 2001
$ '000	Book Value	Fair Value	Book Value	Fair Value	Book Value	Fair Value	Book Value	Fair Value
Assets
Financial instruments Securities	923	923	207	207	183	183	235	235
Derivatives
Forward exchange contracts	787	787	2,169	2,169	40	40	225	225
Interest-rate instruments	28	28	86	86	121	121	298	298

Liabilities
Financial instruments
Debt	415,058	432,388	331,180	349,266	202,211	219,036	261,510	284,720
Derivatives
Forward exchange contracts	1,945	1,945	3,045	3,045	293	293	593	593
Interest-rate instruments	6,383	6,383	8,412	8,412	7,712	7,712	2,982	2,982
Commodity derivatives	—	—	31	31	271	271	237	237

c)     Nominal values of derivative instruments and credit risk

        The nominal value of derivative instruments is obtained by multiplying their notional amount by the agreed contract prices. The aggregate notional amounts include offsetting buy and sell agreements.

        The notional amounts of derivatives are as follows:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Forward exchange contracts	169,071	225,365	243,273	203,355
Interest-rate instruments	160,664	196,855	193,699	152,313
Commodity derivatives zinc (copper at September 30, 2001 only)	—	4,811	6,415	3,083

        Potential credit risk arises from the non-performance of contractual agreements by the counterparties. Until mid-2003, the counterparties were all banks with investment-grade ratings. In 2003, forward exchange contracts were also concluded with mg as part of its treasury activities. The general credit risk attaching to forward exchange contracts and interest-rate instruments was therefore not material in any of the years presented. The counterparties with respect to commodity derivatives are all counter parties located outside of Germany.

d)    Management of foreign-exchange, interest-rate and other price risks

        Management of foreign-exchange risk:    The international dimension of the company's business gives rise to a foreign-exchange risk that has an impact on its operating results and cash flows. Foreign-exchange risk exists, for example, if sales are billed in a currency other than that of their related costs. In order to mitigate the impact of currency fluctuations, foreign-exchange risk is constantly evaluated and, where necessary, hedged through the use of derivatives (forward exchange contracts). Until mid-2003, Dynamit Nobel was responsible for hedging its own foreign-exchange risk. In doing so, it applied the policies and procedures prescribed by mg.

        Management of interest-rate risk:    Dynamit Nobel monitors its interest-rate risk on an ongoing basis by following changes in its net interest positions that could adversely impact its future cash flows and implementing suitable hedging strategies. Dynamit Nobel enters into interest-rate hedges directly with banks.

        Management of price risk:    Commodity derivatives are used for hedging purposes only. Derivatives contracts are governed by policies and procedures of mg.

e)     Reporting of derivative instruments and hedge accounting

        Management of foreign-exchange risk:    The hedging of foreign-exchange risks inherent in firm commitments and forecasted transactions is accounted for as a cash flow hedge. This requires the foreign-exchange hedge to offset the exposure from the underlying transaction. The effectiveness of the hedge is ensured if the maturity, volume and currency of the underlying transaction and the hedge are identical. The hedge-effective part of the changes in the fair value of derivatives is reported as part of "Accumulated other comprehensive income/loss". The accumulated other comprehensive income is reclassified into income once the firm commitments or forecasted transactions have been recognized. In the following twelve months, a net gain of US$211 is expected to be reclassified from accumulated other comprehensive income/loss to the income statement because the underlying transactions are likely to be recognized in income.

        Sometimes only the net position of a planned transaction is hedged. This macro currency hedge does not qualify for hedge accounting purposes, i.e. changes in the fair value of forward exchange contracts are reported in the statements of income as "Other operating income" or "Other operating expenses". As a result, a net figure of US$344 was reported in the statements of income for 2003.

        Hedge accounting is not generally used to hedge recognized foreign currency denominated receivables and payables, as these constitute a natural hedge. This means that changes in the fair value of these derivatives—and those in the carrying amounts of the respective receivables and liabilities—are recognized in income.

        Foreign-exchange gains and losses are reported as other operating income and other operating expenses respectively.

        At December 31, 2003, Dynamit Nobel held derivatives mostly with maturities of no more than 12 months in order to hedge the foreign-exchange risk of forecasted transactions.

        Interest-rate instruments:    Changes in the fair value of interest-rate swaps designated as cash flow hedges to cover floating-rate bank loans are reported as part of "Accumulated other comprehensive income/loss". This requires that the main characteristics of the interest-rate swap and the bank loan are identical. Gains and losses on interest-rate instruments are reported under "Interest expense, net" as interest expense.

        Changes in the fair value of interest-rate options are excluded from calculations of hedges' effectiveness. For the years presented, interest expense (net) includes the following net losses, which arise from some of the financial instruments which have been excluded from calculations of hedges' effectiveness:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Net loss	-66	-36	-190	-461

        At December 31, 2003, Dynamit Nobel held interest-rate derivatives with terms of up to 84 months.

        Commodity derivatives:    All changes in the fair value of commodity derivatives are recognized in income.

DYNAMIT NOBEL

CONDENSED COMBINED INCOME STATEMENTS
(Unaudited)

($ '000)	January 1 June 30, 2004	January 1 June 30, 2003
Net sales	$885,499	$800,002
Cost of sales	-587,000	-524,899

Gross profit	298,499	275,103

Selling, general and administrative expenses	-181,677	-158,119
Research and development costs	-17,757	-16,141
Other operating income	8,282	12,727
Other operating expenses	-3,205	-9,785

Operating income	104,142	103,785

Income from investments	515	760
Interest expense, net and other financial expense	-14,395	-13,561

Earnings from continuing operations before income taxes, minority interests and cumulative effect of change in accounting principles	90,262	90,984

Income taxes	-32,062	-34,165
Minority interests	0	-309

Earnings from continuing operations before cumulative effect of change in accounting principles	$58,200	$56,510

Income from discontinued operations	0	1,362
thereof earnings from operations	0	-2,191
thereof gains on disposal	0	6,287
thereof income taxes	0	-2,734

Net income	58,200	57,872

See accompanying notes to consolidated financial statements

DYNAMIT NOBEL

CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2004
(Unaudited)

Assets ($ '000)	June 30, 2004
Cash and cash equivalents	$9,468
Trade receivables	254,246
Receivables from related parties	58,701
Other assets and accounts receivable	60,432
Inventories	275,062
Prepaid expenses	5,797
Deferred taxes	—

Current assets	663,706

Investments	40,443
Property, plant and equipment	886,202
Goodwill	402,227
Other intangible assets	19,249
Other assets	10,723
Prepaid expenses	2,617
Deferred tax assets	405,210
Non-current assets	1,766,671

Total assets	$2,430,377

See accompanying notes to consolidated financial statements

DYNAMIT NOBEL

CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2004
(Unaudited)

Total liabilities and stockholders' equity ($ '000)	June 30, 2004
Short-term debt including current portion of long-term debt	$119,554
Trade payables	109,450
Liabilities to related parties	331,413
Accruals and Provisions	126,916
Other current liabilities	45,685
Deferred tax liabilities	5,731

Current liabilities	738,749

Long-term debt	203,340
Liabilities to related parties	20,259
Provisions for pensions and similar obligations	269,998
Other provisions	37,333
Other liabilities	12,010
Deferred tax liabilities	52,991

Non-current liabilities	595,931

Minorities	2

Investment by and advances from mg	1,095,695

Total liabilities and stockholders' equity	$2,430,377

See accompanying notes to consolidated financial statements

DYNAMIT NOBEL

CONDENSED COMBINED STATEMENTS OF CASH FLOWS
(Unaudited)

($ '000)	January 1 -June 30, 2004	January 1 -June 30, 2003
Net income	$58,200	$57,872
Adjustment of net income from discontinued operations	—	1,362
Depreciation and amortization	51,950	45,664
Change in provisions for pensions	4,172	1,715
Change in other provisions	4,921	8,169
Gains on disposal of non-current assets	-490	-6,947
Change in inventories	-9,177	6,726
Change in trade receivables	-61,670	-26,639
Change in trade payables	-51,871	-41,768
Change in deferred tax assets and liabilities	14,074	14,267
Change in derivatives	0	0
Change in other assets and liabilities	-28,338	-2,865

Net cash provided by operating activities	-18,229	57,556

Proceeds from disposal of fixed assets	13,313	14,403
Purchases of property, plant and equipment and intangible assets	-58,246	-39,442
Purchases of investments and long-term financial assets	-11	-1,191
Purchases of securities	0	-612
Proceeds from disposal of businesses	0	17,801

Net cash used for investing activities	-44,944	-9,041

Principal payments on capital leases liabilities	-1,384	-1,419
Net increase (decrease) in other debt	-76,213	63,429
Net financing provided by mg	149,326	-118,569

Net cash provided by (used for) financing acitivities	71,729	-56,559

Exchange-rate-related change in cash and cash equivalents	-6,920	6,119

Change in cash and cash equivalents	1,636	-1,925

Cash and cash equivalents at beginning of period	7,832	7,007

Cash and cash equivalents at end of period	$9,468	$5,082

See accompanying notes to consolidated financial statements

DYNAMIT NOBEL

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)

($ '000)

A)    Description of Business and Basis of Presentation

        Description of Business:    The Dynamit Nobel Group (Dynamit Nobel) specializes in advanced technologies in the fields of chemicals and materials engineering. This internationally active industrial group supplies innovative specialty products to niche markets in several sectors such as the life science, chemical, automotive and construction industries. Its business activities are subdivided into its four business units: Custom Synthesis, Advanced Ceramics, Specialty Chemicals, and Pigment Chemicals.

        Basis of presentation:    The preparation of these Dynamit Nobel combined financial statements is due to the sale of Dynamit Nobel to companies affiliated with Rockwood Specialties Group, Inc. (Rockwood), Delaware, U.S.A., under the Sale and Purchase Agreement of April 19, 2004. Dynamit Nobel is part of the mg technologies ag Group, Frankfurt am Main (mg or mg Group). The Dynamit Nobel segment included in mg's consolidated financial statements is not identical to these combined financial statements of Dynamit Nobel since in addition to the companies included herein, the Dynamit Nobel segment includes the Plastics business unit, the Industrial Ignition Systems business, and the Defense Technology business. Rockwood has not acquired these activities.

        These combined financial statements of Dynamit Nobel include only the assets, liabilities and transactions of the activities that Rockwood has acquired, constituting a carve out from mg's consolidated financial statements and as such the excess of assets over liabilities is reflected as mg's investment in Dynamit Nobel. The combined financial statements of Dynamit Nobel include expenses that have been incurred by mg on behalf of Dynamit Nobel.

        Despite the adjustments made, these combined financial statements do not present the net assets, financial position, results of operations and cash flows of Dynamit Nobel as if it had existed independently of mg. Consequently, the combined financial statements are not indicative of Dynamit Nobel's future development.

        Purchase accounting adjustments including the recognition of goodwill arising from mg's acquisition of Dynamit Nobel are reflected in the combined financial statements of Dynamit Nobel (push-down accounting). These adjustments are accounted for at the reporting unit level.

        Principles of combination:    These combined financial statements include the assets and liabilities and transactions of the combined Dynamit Nobel entities as defined in the Basis of Presentation. In addition, certain variable-interest entities for which Dynamit Nobel is considered to be the primary beneficiary are also included.

        The assets, liabilities, and transactions of entities whose individual and aggregated influence are not material to the fair presentation of Dynamit Nobel's net assets, financial position and results of operations and cash flows have not been included. They are carried on the cost method and are included in "Investments" on the balance sheet. In aggregate, these entities, which were controlled by Dynamit Nobel during the periods covered by the combined financial statements, represent less than 2.0% of the total assets and less than 2.0% of net sales and net income of Dynamit Nobel.

        The interim financial statements included herein are unaudited. The condensed combined financial statements are presented based upon accounting principles generally accepted in the United States of America ("US GAAP"), except that certain information and footnote disclosures, normally included in financial statements prepared in accordance with US GAAP, have been condensed or omitted. The accompanying condensed combined financial statements should be read in conjunction with the combined financial statements and the notes thereto contained elsewhere herein as of and for the years ended December 31, 2003, September 30, 2002 and 2001, and the three months ended December 31, 2002. Management believes the disclosures herein are adequate and the financial statements reflect adjustments consisting only of normal recurring adjustments necessary to present fairly the financial position of Dynamit Nobel as of June 30, 2004 and the results of its operations and its cash flows for the six months ended June 30, 2004 and 2003. The results of operations for the interim period are not necessarily indicative of the results of operations for the full year.

B)    Summary of Significant Accounting Policies

        Revenue recognition:    Revenue is generated primarily from the sale of products and is recognized once title to the products has passed to the customer, provided the consideration has been contractually agreed or can be determined and collectibility is reasonably assured. If formal customer acceptance is required, revenue is not recognized until it has been obtained. Revenue under service agreements is realized when the service is performed. Customer incentives, discounts, rebates and other allowances reduce the amount of revenue recognized. Freight and shipping costs borne by Dynamit Nobel do not reduce the revenue recognized but are reported as selling expenses. If these costs are passed on to the customer, they are included as part of revenue.

        Comprehensive income—Comprehensive income includes net income and other comprehensive income, summarized as follows:

	Six months ended June 30,
	2004	2003
Net income	$58,200	$57,872
Other comprehensive income	6,197	(9,510)

Comprehensive income	64,397	48,362

        Stock-based compensation:    mg has established a stock option and employee stock ownership program for its managers and staff. The compensation cost of the options issued under the stock option and employee share ownership program has been recognized in these combined financial statements if this cost is attributable to the managers and staff of the companies included in these combined financial statements. The cost of these options is accounted for at their fair value at the grant date in accordance with SFAS 123 ("Accounting for Stock-Based Compensation") and is recognized over the service period, which is usually the vesting period. The cost of the options is reported under "Selling, general and administrative expenses".

        Aggregate compensation expense recognized for the stock option program and the employee share ownership program amounted to $160 and $252 in the six months ended June 30, 2004 and 2003. Upon the closing of the sale of Dynamit Nobel to companies affiliated with Rockwood Specialties Group, Inc. all such options effectively expired unexercised.

        Estimates:    The preparation of these combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the period. Estimates include assessing the impairment of goodwill, intangibles and other long-lived assets, valuation allowances on deferred income taxes, the collectibility of accounts receivable, the use and recoverability of inventory, product warranty claims and environmental remediation liabilities, among others.

        Additionally, factors that may cause these amounts to differ from projections are deterioration in the global economy, movements in exchange rates and interest rates, significant litigation, and changes in environmental or other statutory regulations. Production errors, the loss of key customers, and changes in funding can also impair Dynamit Nobel's future performance.

        Although such estimates are based on management's best judgment, due to the inherent uncertainties in the estimating process, actual results could differ from these estimates.

Recent Accounting Pronouncements—No new accounting pronouncements have been adopted nor issued during 2004 that would have a significant impact on the Company's financial position, results of operations or cash flows.

1.    INVENTORIES:

        Inventories are comprised of the following as of June 30, 2004:

Raw materials and supplies	$83,327
Work-in-process	64,283
Finished goods	107,169
Merchandise	20,283

$275,062

2.    GOODWILL:

        Below are goodwill balances and activity:

Balance, December 31, 2003	$405,247
Foreign exchange	(3,020)

Balance, June 30, 2004	$402,227

3.    OTHER INTANGIBLE ASSETS:

        Other intangible assets, net as of June 30, 2004 consist of:

Patents, licenses, trademarks and similar assets	$50,816
Less accumulated amortization	(34,695)

Patents, licenses, trademarks and similar assets, net	16,121

Software	18,439
Less accumulated amortization	(16,314)

Software	2,125

Intangible pension assets	1,003

Other intangible assets, net	$19,249

        Amortization of other intangible assets was $2,612 and $3,066 for the six months ended June 30, 2004 and 2003, respectively.

4.    EMPLOYEE BENEFIT PLANS:

        The following represents the net periodic pension benefit costs and related components in accordance with SFAS 132:

	Six months ended June 30,
	2004	2003
Service cost	$3,756	$4,156
Interest cost	8,649	8,968
Expected return on plan assets	(505)	(3,671)
Amortization of unrecognized net actuarial losses	0	1,378
Net amortization of prior experience losses	2,026	615

Net periodic benefit cost	$13,926	$11,446

5)    Contingencies

        Dynamit Nobel is involved in litigation from time to time in the ordinary course of business. However, Dynamit Nobel does not believe that there is any such litigation, either individually or in the aggregate, that is likely to have a material adverse effect on their business or financial position except that Dynamit Nobel is party to legal proceeds involving a number of product liability and warranty cases, the outcome of which is unclear at present and for which Dynamit Nobel is unable to predict the outcome or the extent, if any, of possible loss exposure.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined balance sheet and statements of operations are presented to illustrate the estimated effects of the Company's acquisition of the four specialty chemicals and advanced materials businesses of Dynamit Nobel acquired from mg technologies ag pursuant to the terms of the sale and purchase agreement dated as of April 19, 2004 among certain of the Company's subsidiaries, mg technologies ag and its subsidiary, MG North America Holdings (the "Dynamit Nobel Acquisition"), and the related financing (the "Acquisition Financing," together with the Dynamit Nobel Acquisition, the "Transactions"), on the Company's historical financial condition and results of operations based on the exchange rate at June 30, 2004 of €1.00=$1.2166. The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they had occurred on June 30, 2004. The unaudited pro forma condensed combined statements of operations give effect to the Transactions as if they had occurred on January 1, 2003.

        The following unaudited pro forma condensed combined balance sheet and statements of operations are based on the audited consolidated financial statements of the Company filed in the Company's Form 10-K for the year ended December 31, 2003, the unaudited consolidated financial statements of the Company filed in the Company's Form 10-Q for the six months ended June 30, 2004 and the audited combined financial statements of Dynamit Nobel filed herewith in Item 9.01(a), as adjusted to illustrate the estimated pro forma effects of the Transactions.

        The following unaudited pro forma condensed combined balance sheet and statements of operations have been prepared based upon currently available information and assumptions that the Company believes are reasonable. Such currently available information and assumptions may prove to be inaccurate over time.

        As of the date of this Form 8-K/A, the Company has not completed the valuation studies necessary to estimate the fair values of the assets it has acquired and liabilities it has assumed and the related allocation of purchase price in accordance with Statement of Financial Accounting Standard No. 141 (Business Combinations), nor has the Company identified the adjustments, if any, necessary to conform Dynamit Nobel's historical accounting policies to the Company's. The Company allocated the total estimated purchase price, calculated as described in note (e) to the unaudited pro forma condensed combined balance sheet, to the assets acquired and liabilities assumed of Dynamit Nobel based on preliminary estimates of their fair values. Independent valuation specialists are assisting the Company in determining the fair value of a significant portion of these assets, including property, plant and equipment and identified intangible assets.

        The following unaudited pro forma condensed combined financial information is for illustrative purposes only. Such information does not purport to be indicative of the financial condition and the results of operations that would have been achieved had the Transactions for which the Company is giving pro forma effect actually occurred on the dates referred to above or the financial condition and the results of operations that may be expected in the future.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Balance Sheet
as of June 30, 2004

($ in millions)	Rockwood Historical	Dynamit Nobel Historical	Pro forma Adjustments		Pro forma As Adjusted
Assets:
Cash and cash equivalents	$68.3	$9.5	$15.2	(a)	$93.0
				(b)
				(c)
				(d)
				(f)
				(g)
Accounts receivable, net	160.5	254.3	—		414.8
Inventories	87.5	275.1	50.2	(e)	412.8
Other current assets	20.0	124.9	—		144.9

Total current assets	336.3	663.8	65.4		1,065.5
Property, plant and equipment, net	404.6	886.2	73.5	(e)	1,364.3
Goodwill	682.5	402.2	259.4	(e)	1,344.1
Other intangible assets, net	21.8	19.2	631.7	(e)	672.7
Other assets	23.9	459.0	(337.0	)(a)	145.9
				(b)
				(e)

Total assets	$1,469.1	$2,430.4	$693.0		$4,592.5

Liabilities and Stockholders' Equity:
Liabilities to related parties	$—	$351.7	$(351.7	)(e)	$—
Other current liabilities, excluding current portion of long-term debt	192.9	287.8	(7.8	)(b)	472.9
				(e)

Total current liabilities	192.9	639.5	(359.5)		472.9
Long-term debt, including current portion:
Old senior secured credit facilities	447.6		(447.6	)(b)	—
New tranche A-1 and A-2 term loans			203.9	(f)	203.9
New tranche B term loans			985.0	(f)	985.0
New tranche C term loans			270.2	(f)	270.2
New senior subordinated loan facility			859.8	(f)	859.8
2011 Notes	375.0				375.0
Assumed long-term debt		322.9	(134.8	)(b)	188.1

Total long-term debt	822.6	322.9	1,736.5		2,882.0

Other liabilities	84.0	372.3	15.5	(e)	471.8

Total liabilities	1,099.5	1,334.7	1,392.5		3,826.7
Stockholders' equity	369.6	1,095.7	(699.5	)(a)	765.8
				(b)
				(c)
				(d)
				(g)

Total liabilities and stockholders' equity	$1,469.1	$2,430.4	$693.0		$4,592.5

See accompanying notes to unaudited pro forma condensed combined balance sheet.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)
Cash consists of proceeds from: (1) long-term senior debt related to the Acquisition Financing (see note (f)), (2) equity contributions to the Company made with the proceeds of equity contributions to Rockwood Holdings in connection with the Dynamit Nobel Acquisition, (3) equity contributions to the Company made with the cash proceeds of equity contributions to Rockwood Holdings by certain members of the Company's management in connection with the Dynamit Nobel Acquisition; utilized to pay: (4) cash purchase price of net assets of Dynamit Nobel including fees and expenses before allocation of asset step-up, (5) repayment of historical Rockwood long-term debt, (6) repayment of assumed Dynamit Nobel long-term debt, (7) payment of financing costs, and (8) cash settlement of derivative transactions related to the Dynamit Nobel Acquisition.

(1) Acquisition Financing long-term senior debt	$2,318.9
(2) Equity contribution in connection with the Dynamit Nobel Acquisition	404.0
(3) Equity contribution in connection with management's investment in Rockwood Holdings in connection with the Dynamit Nobel Acquisition	2.1
(4) Cash purchase price plus fees and expenses	(2,047.2)
(5) Repayment of Rockwood long-term debt	(447.6)
(6) Repayment of assumed Dynamit Nobel long-term debt	(129.2)
(7) Financing costs	(70.0)
(8) Settlement of derivative transactions	(15.8)

Total	$15.2

(b)
In connection with the Dynamit Nobel Acquisition, a mandatory repayment was made of the historical Rockwood long-term debt outstanding of $447.6 million. At the time of repayment, $1.8 million of unamortized deferred financing costs relating to the historical Rockwood long-term debt was outstanding. Additionally, $134.8 million of historical Dynamit Nobel long-term debt was repaid or reclassified ($129.2 million was repaid and $5.6 million was reclassified to other current liabilities).

(c)
The Company entered into foreign currency derivatives in connection with the Dynamit Nobel Acquisition as the purchase price was based in euros. The cash settlement of the foreign currency option was $11.0 million. Additionally, a derivative settlement of $4.8 million was triggered upon the repayment of the Rockwood historical long-term debt.

(d)
Represents an equity contribution of $2.1 million to the Company made with the proceeds of the net equity contribution to Rockwood Holdings from affiliates of Kohlberg Kravis Roberts & Co. L.P. and affiliates of DLJ Merchant Banking Partners III, L.P.

(e)
Estimated fair value of assets acquired and liabilities assumed was allocated to the estimated purchase price as follows:

Estimated purchase price		$2,047.2
Net assets acquired	$1,095.7
Adjustments to net assets acquired:
Existing goodwill	(402.2)
Existing intangibles	(19.2)
Deferred tax asset	(405.2)
Deferred tax liability—current	5.7
Deferred tax liability—non-current	53.0
Liabilities to related parties	351.7

Adjusted net assets acquired	679.5

Estimated purchase price in excess of net assets acquired		1,367.7
Estimated fair value in excess of book value of assets acquired and liabilities assumed
Inventory	$50.2
Property, plant and equipment	73.5
Intangible assets identified	650.9
Pension liabilities	(28.5)
Restructuring programs	(40.0)

Total fair value in excess of book value of identifiable assets acquired		706.1

Unallocated excess purchase price		$661.6

  No deferred tax asset or liabilities have been estimated as we have not completed the process of allocating the purchase price to the individual entities acquired.

  The estimated value of finished goods and work in process inventories, which were stepped up to selling price less direct selling cost, are anticipated to be written-off to cost of goods sold during the third and fourth quarter of 2004.

  The fair value of property, plant and equipment and identified intangibles other than goodwill and indefinite life intangible assets will be amortized over their estimated useful lives.

  Preliminary identified intangible assets include customer relationships, intellectual property, trademarks and trade names.

  Pension liabilities represent the estimated unrecognized pension obligation in accordance with SFAS No. 141.

  Restructuring programs represent the estimated costs of restructuring programs for which a plan has been formulated and announced relating to Dynamit Nobel.

(f)
Long-term senior debt related to the Acquisition Financing includes:

New tranche A-1 and A-2 term loans	$203.9
New tranche B term loans	985.0
New tranche C term loans	270.2
New senior subordinated loan facility	859.8

Long-term debt	$2,318.9

  The new senior secured credit facilities, as amended, consist of new tranche A-1 term loans and new tranche A-2 term loans each maturing on July 31, 2011, new tranche B term loans maturing on July 31, 2012 and new tranche C term loans maturing on July 31, 2012 and also provide a new revolving credit facility in an aggregate principal amount of $250.0 million maturing on July 31, 2010.

  The borrowings under the new senior secured credit facilities bear interest at a rate per year equal to the following: (1) in the case of tranche A-1, A-2 and B term loans and the revolving credit facility, at our option, either (i) Adjusted LIBOR plus 2.50% or (ii) in the case of loans denominated in U.S. dollars, ABR plus 1.25%; and (2) in the case of tranche C term loans, Adjusted LIBOR plus 3.00%. In each case, the interest rates per year (other than under the tranche C term loan facility) are subject to step-downs determined by reference to a performance test. Adjusted LIBOR is the London inter-bank offered rate adjusted for statutory reserves. ABR is the alternate base rate, which is the highest of Credit Suisse First Boston's prime rate and the federal funds effective rate plus 1/2 of 1%.

  Tranche A-1 and A-2 term loans are payable in January and July of each year at escalating percentages of the original principal amount. Tranche B and tranche C term loans are payable in January and July of each year with each repayment amount prior to maturity to be equal to 0.5% of the principal amount of tranche B term loans and tranche C term loans, respectively.

  The new senior subordinated loan is due ten years from the closing of the Dynamit Nobel Acquisition, provided however, in the event the Company's 10 5/8% Senior Subordinated Notes due 2011 (the "2011 Notes") have not been refinanced or repaid in full by the date that is 91 days prior to the maturity thereof, the senior subordinated term loan will be due on such date. The senior subordinated term loan is pari passu with the 2011 Notes, with initial interest at an annual rate equal to the greater of 9.0% and Adjusted LIBOR plus 8.0%, in the case of borrowings denominated in U.S. dollars, or Adjusted EURIBOR plus 7.0%, in the case of borrowings denominated in euros. The initial interest rate is subject to certain increases with the passage of time. Adjusted EURIBOR is the London inter-bank offered rate for deposits in euros adjusted for statutory reserves.

(g)
Represents an equity contribution of $404.0 million to the Company made with the cash proceeds of equity contributions to Rockwood Holdings by certain members of the Company's management in connection with the Dynamit Nobel Acquisition.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statement of Operations
for the Six Months Ended June 30, 2004

($ in millions)	Rockwood Historical	Dynamit Nobel Historical	Pro forma Adjustments		Pro forma As Adjusted
Net sales	$494.3	$885.5	$—		$1,379.8
Cost of products sold	353.3	587.0	(2.4	)(a)	937.9

Gross profit	141.0	298.5	2.4		441.9
Operating expenses	71.1	194.3	27.4	(a)	292.9

Operating income	69.9	104.2	(25.0)		149.0
Other income (expenses):
Interest expense, net	(29.1)	(14.4)	(60.4	)(b)	(103.9)
Other income (expenses)	4.6	0.5			5.1

(Loss) income before taxes	45.4	90.3	(85.4)		50.2
Income tax provision (benefit)	19.6	32.1	(29.9	)(c)	21.7

Net (loss) income	$25.8	$58.2	$(55.5)		$28.5

See accompanying notes to unaudited pro forma condensed combined statements of operations

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year Ended December 31, 2003

($ in millions)	Rockwood Historical	Dynamit Nobel Historical	Pro forma Adjustments		Pro forma As Adjusted
Net sales	$797.3	$1,595.9	$—		$2,393.2
Cost of products sold	581.3	1,060.0	(4.9	)(a)	1,636.4

Gross profit	216.0	535.9	4.9		756.8
Operating expenses	154.9	350.3	54.9	(a)	560.1

Operating income	61.1	185.6	(50.0)		196.7
Other income (expenses):
Interest expense, net	(85.8)	(25.2)	(111.4	)(b)	(222.4)
Other income (expenses)	(56.8)	2.6	—		(54.2)

(Loss) income before taxes	(81.5)	163.0	(161.4)		(79.9)
Income tax provision (benefit)	(9.5)	61.7	(56.5	)(c)	(4.3)

(Loss) income after taxes and before cumulative effects from changes in accounting principles	(72.0)	101.3	(104.9)		(75.6)
(Loss) income from discontinued operations	—	1.4	—		1.4
Cumulative effects from changes in accounting principles	—	(1.8)	—		(1.8)

Net (loss) income	$(72.0)	$100.9	$(104.9)		$(76.0)

See accompanying notes to unaudited pro forma condensed combined statements of operations

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

(a)
Represents change in depreciation and amortization based upon estimated fair values and useful lives of stepped-up values of property, plant and equipment and intangible assets other than goodwill, as determined by preliminary appraisal. Estimated useful lives are derived from the preliminary appraisal for major categories of property plant and equipment and intangible assets (excluding land, which has no finite useful life and construction in progress which has not begun amortization). In some cases we have used shorter useful lives where management believes appropriate. Estimated average useful lives (in years) used for major categories are as follows:

          Property Plant and Equipment

    •
    Machinery and equipment—7

    •
    Buildings—17

    •
    Mineral reserves—14–50

          Intangible assets other than goodwill

    •
    Customer relationships—10

    •
    Intellectual property—8–15

    •
    Trade names and marks—25

(b)
Represents estimated increase in interest expense resulting from the Acquisition Financing plus the amortization of new deferred financing costs and reduction of amortization of deferred financing costs for long-term debt subsequently repaid.

(c)
Assumes federal statutory tax rate of 35%.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rockwood Specialties Group, Inc.
By:	Name: Michael W. Valente Title: Assistant Secretary

Dated: October 14, 2004

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DYNAMIT NOBEL COMBINED INCOME STATEMENTS
DYNAMIT NOBEL COMBINED BALANCE SHEETS
DYNAMIT NOBEL COMBINED BALANCE SHEETS
DYNAMIT NOBEL COMBINED STATEMENTS OF CASH FLOWS
DYNAMIT NOBEL COMBINED STATEMENTS OF CHANGES IN INVESTMENT BY MG TECHNOLOGIES AG
DYNAMIT NOBEL NOTES TO COMBINED FINANCIAL STATEMENTS ($ '000)
DYNAMIT NOBEL CONDENSED COMBINED INCOME STATEMENTS (Unaudited)
DYNAMIT NOBEL CONDENSED COMBINED BALANCE SHEET JUNE 30, 2004 (Unaudited)
DYNAMIT NOBEL CONDENSED COMBINED BALANCE SHEET JUNE 30, 2004 (Unaudited)
DYNAMIT NOBEL CONDENSED COMBINED STATEMENTS OF CASH FLOWS (Unaudited)
DYNAMIT NOBEL NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Unaudited) ($ '000)
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2004
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES Notes to Unaudited Pro Forma Condensed Combined Balance Sheet
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2004
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2003
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES Notes to Unaudited Pro Forma Condensed Combined Statements of Operations
SIGNATURES